Exhibit 10.4

PURCHASE AND SALE AGREEMENT

by and among

PATTERN ENERGY GROUP INC.,
Purchaser

and
PATTERN ENERGY GROUP LP,
Seller

Dated as of
August 2, 2019

Direct or Indirect Interests
in
NORTH KENT WIND 1 LP
and
NORTH KENT WIND 1 GP INC.
and
WIFN Loan

LIST OF APPENDICES
Appendix A-1        General Definitions

Appendix A-2        Rules of Construction

Appendix B        Transaction Terms and Conditions

Appendix C	Acquired Interests; WIFN Loan; Ownership Structure; and Wind Project Information

Appendix D        Documents and Key Counterparties

Appendix E        Affiliate Transactions

Appendix F        Limited Guaranty
LIST OF SCHEDULES

Schedule 2.5	Seller Consents and Approvals

Schedule 3.5	Purchaser Consents and Approvals

Schedule 4.1(c)    Tax Allocation

Schedule 6.4(b)    Control of Defense of Third Party Claims

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 2, 2019, is made by and among Pattern Energy Group Inc., a Delaware corporation (“PEGI” or “Purchaser”), and Pattern Energy Group LP, a Delaware limited partnership (“Seller”). Capitalized terms used in this Agreement shall have the respective meanings specified in Appendix A-1 attached hereto.
RECITALS
WHEREAS, Seller owns, directly or indirectly through one or more of its Affiliates (each such Affiliate, a “Seller Affiliate”), some or all of the membership or partnership interests, shares, voting securities, or other equity interests, as applicable, in the project company which owns the wind project (herein referred to as the “Project Company”, as described on Part I of Appendix C attached hereto; and the “Wind Project”, as described on Part II of Appendix C); and
WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Acquired Interests defined and described in Part I of Appendix C attached hereto (herein referred to as the “Acquired Interests”) and the WIFN Loan defined and described in Part I of Appendix C attached hereto (herein referred to as the “WIFN Loan”).
NOW, THEREFORE, in consideration of the foregoing premises and the mutual terms, conditions and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE 1
PURCHASE AND SALE OF THE ACQUIRED INTERESTS AND WIFN LOAN
1.1    Agreement to Sell and Purchase. Subject to the satisfaction or waiver (by the party for whose benefit such condition exists) of the conditions set forth in Article 5 and the other terms and conditions of this Agreement, at the Closing (a) Seller shall sell, assign, transfer and convey (or, if applicable, cause the Subsidiary Transferors to sell, assign, transfer and convey) the Acquired Interests and the WIFN Loan to Purchaser, and (b) Purchaser shall purchase the Acquired Interests and the WIFN Loan from Seller (or, if applicable, the Subsidiary Transferors), for the Aggregate Purchase Price set forth opposite its name in Part I of Appendix B (the “Aggregate Purchase Price”).
1.2    Purchase Price. The purchase price payable by the Purchaser to Seller (or, if applicable, the Subsidiary Transferor) for the Acquired Interests and the WIFN Loan at Closing shall be the Aggregate Purchase Price set forth in Part I of Appendix B. The Aggregate Purchase Price shall be subject to adjustment by the Purchase Price Adjustment (if any) set forth in Part I of Appendix B. All payments of the Aggregate Purchase Price and any Purchase Price Adjustment shall be paid by wire transfer of same day funds in the applicable Currency to the applicable accounts set forth in Part I of Appendix B. The Post-Closing Adjustment (if any) shall be paid as set forth in Part I of Appendix B.

1.3    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the date and at the location specified in Part II of Appendix B or such other time and place as the parties hereto shall mutually agree (including Closing by facsimile or “PDF” electronic mail transmission exchange of executed documents or signature pages followed by the exchange of originals as soon thereafter as practicable), and will be effective as of 12:01 a.m. Eastern Time on the day the Closing occurs.
1.4    Conduct of Closing.
(a)    At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(i)	the Financial Model for the Project Company;

(ii)
the original certificates representing the Acquired Interests duly endorsed for transfer by Seller (or, if applicable, the Subsidiary Transferors) to Purchaser or with appropriate powers with respect thereto duly endorsed by Seller (or, if applicable, such Subsidiary Transferors); provided, that if the Acquired Interests are not in certificated form, Seller shall deliver to Purchaser a duly executed assignment agreement or other instrument conveying such Acquired Interests to Purchaser in form and substance reasonably acceptable to Purchaser;

(iii)	any other documents and certificates contemplated by Article 5 hereof to be delivered by or on behalf of Seller; and

(iv)	any other Closing deliverables set forth in Appendix B-1.
(b)    At or prior to the Closing, Purchaser shall deliver to Seller:

(i)	the documents and certificates contemplated by Article 5 hereof to be delivered by or on behalf of Purchaser; and

(ii)	any other Closing deliverables set forth in Appendix B-2.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in, or qualified by any matter set forth in, the Schedules attached hereto, Seller hereby represents and warrants to Purchaser as set forth in this Article 2 as of (a) the date hereof and (b) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date. Whether or not a particular Section of this Article 2 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.
2.1    Organization and Status. Each of Seller and each Subsidiary Transferor (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in the preamble to this Agreement or Part I of Appendix C, as applicable, (b) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (c) has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted. Seller has made available to Purchaser complete and correct copies of the Organization Documents for the Acquired Entities and each of their respective Subsidiaries. Part I of Appendix C sets forth a list of each Subsidiary of each Acquired Entity and for each Subsidiary: (a) its name, (b) the number and type of its outstanding equity securities and a list of the holders thereof and (c) its jurisdiction of organization. Each Subsidiary of an Acquired Entity is a legal entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by such Person or the nature of the business conducted by such Person makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2.2    Power; Authority; Enforceability. Each of Seller and each Subsidiary Transferor has the legal capacity and power to enter into, deliver and perform its obligations under this Agreement and has been duly authorized, in accordance with its Organization Documents, to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the legal valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.
2.3    No Violation. The execution, delivery and performance by Seller of its obligations under this Agreement, and the performance by each Subsidiary Transferor of this Agreement, in each case including without limitation the sale of the Acquired Interests and the WIFN Loan to the Purchaser, do not, and will not, (a) violate any Governmental Rule to which Seller, any Subsidiary Transferor, each Acquired Entity or any of their respective Subsidiaries is subject or the Organization Documents of Seller, any Subsidiary Transferor, the Acquired Entities or any of their respective Subsidiaries, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon the Acquired Interests, the WIFN Loan, the Acquired Entities or any of their respective Subsidiaries, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller or any Subsidiary Transferor is a party or by which Seller or any Subsidiary Transferor is bound, (d) other than as set forth in Schedule 2.5, conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel or require any Consent under any Material Contract or (e) other than as set forth in Schedule 2.5, require any notice under any Material Contract, except in the case of this clause (e), as would not reasonably be expected to be material in the context of the Wind Project or otherwise prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement.
2.4    No Litigation.
(a)    None of Seller, the Subsidiary Transferors or their respective Affiliates is a party to or has received written notice of any pending or, to the Knowledge of Seller, threatened litigation, action, suit, proceeding or governmental investigation against Seller, the Subsidiary Transferors or their respective Affiliates which would reasonably be expected to be material to the ownership of the Acquired Interests or the WIFN Loan or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.
(b)    None of the Acquired Entities or any of their respective Subsidiaries is a party to or has received written notice of any pending or, to the Knowledge of Seller, threatened litigation, action, suit, proceeding or governmental investigation which would reasonably be expected to be material to the Acquired Entities, any of their respective Subsidiaries or the Wind Project or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.
(c)    There are no material disputes with any counterparty to a Material Contract, nor has any Acquired Entity or any of its Subsidiaries made any material warranty claim under any Material Contract.
2.5    Consents and Approvals. Except as set forth in Schedule 2.5, no Consent of any Governmental Authority is required by or with respect to Seller, the Subsidiary Transferors, the Acquired Entities or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Seller, or the consummation by Seller or any Subsidiary Transferor of the transaction contemplated hereby, except for any Consents which if not obtained or made prior to the Closing would not reasonably be expected to prevent or impair or delay the consummation of the transactions contemplated by this Agreement and which can be reasonably expected to be obtained or made in the ordinary course after the Closing.
2.6    Acquired Interests. Seller owns, directly or indirectly through one or more Seller Affiliates, of record and beneficially one hundred percent (100%) of the Acquired Interests and a 50% interest in all of the right, title and interest in the loan agreement dated May 2, 2017 among WIFN NK Borrower LP, as borrower, SRE North Kent 1 LP Holdings LP, as lender, and North Kent Wind 1 LP Holdings, as lender. Part I of Appendix C sets forth the equity capitalization of the Acquired Entities and each of their respective Subsidiaries. All of the interests, directly or indirectly owned by the Seller, described in Part I of Appendix C have been duly authorized, validly issued and are fully-paid and non-assessable and, except as set forth on Part I of Appendix C, there are no outstanding (i) equity interests or voting securities of any of the Acquired Entities or any of their respective Subsidiaries, (ii) securities of each of the Acquired Entities or any of their respective Subsidiaries convertible into or exchangeable for any equity interests or voting securities of any of the Acquired Entities or any of their respective Subsidiaries or (iii) options or other rights to acquire from any of the Acquired Entities or any of their respective Subsidiaries, or other obligation of any of the Acquired Entities or any of their respective Subsidiaries to issue, any equity interests or voting securities or securities convertible into or exchangeable for equity interests or voting securities of any of the Acquired Entities or any of their respective Subsidiaries, or any obligations of any of the Acquired Entities or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any of the foregoing. The Seller (or, if applicable, the Subsidiary Transferors) has good and valid title to, and has full power and authority to convey, the Acquired Interests. The Acquired Interests have been, or will be, validly issued, and are, or will be, fully paid and non-assessable. No Person other than Purchaser has any written or oral agreement or option or any right or privilege, whether by law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase or acquisition from Seller or any Subsidiary Transferor of any of the Acquired Interests. On the Closing Date, Seller (or, if applicable, the Subsidiary Transferors) will convey to Purchaser good and valid title to the Acquired Interests and a 50% interest in all of the right, title and interest in the loan agreement dated May 2, 2017 among WIFN NK Borrower LP, as borrower, SRE North Kent 1 LP Holdings LP, as lender, and North Kent Wind 1 LP Holdings, as lender free and clear of all Liens, other than (i) any Liens granted by the Purchaser pursuant to the Term Loan Agreement and (ii) any obligations imposed under the Organization Documents of the Acquired Entities or their respective Subsidiaries or restrictions arising under applicable securities laws.
2.7    Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against, Seller or any Subsidiary Transferor, the Acquired Entities or any of their respective Subsidiaries. None of Seller, any Subsidiary Transferor, the Acquired Entities or any of their respective Subsidiaries (a) has had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of its business or its assets, and to the Knowledge of Seller, no application therefor is pending or threatened, (b) is insolvent or presumed to be insolvent under any law or is unable to pay its debts as and when they fall due, (c) has made a general assignment for the benefit of its creditors, or (d) has taken any action to approve any of the foregoing.
2.8    Compliance with Law.
(a)    There has been no actual violation by Seller or any Subsidiary Transferor of or failure by Seller or any Subsidiary Transferor to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
(b)    To the Knowledge of Seller, there has been no actual violation by any of the Acquired Entities or any of their respective Subsidiaries of or failure by any of the Acquired Entities or any of their respective Subsidiaries to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to be material and relates to the Wind Project or would otherwise reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
2.9    Taxes.
(a)    Each of North Kent Wind 1 GP Inc., a corporation existing under the laws of the Province of Ontario (the “General Partner”), New JV Inc., any Subsidiary Transferor (other than PRHC Holdings) and Pattern North Kent Wind 1 GP Holdco is, and has been at all times, a resident of Canada for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”).
(b)    Each of the Project Company and PRHC Holdings is a Canadian partnership within the meaning of the Canadian Tax Act.
(c)    The Project Company is not a “SIFT Partnership” within the meaning of the Canadian Tax Act.
(d)    No jurisdiction or authority in or with which the Acquired Entities do not file Tax Returns has alleged that they are required to file such Tax Returns.
(e)    Each of the Acquired Entities (i) has timely filed all Tax Returns that it is required to file in all applicable jurisdictions and all such Tax Returns are accurate and complete in all material respects, (ii) has timely paid or has caused to be timely paid all Taxes it is required to pay to the extent due (other than those Taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such Taxes) and (iii) to the extent such Taxes are not due, has established or caused to be established reserves that are adequate for the payment thereof as required by GAAP.
(f)    Each of the Acquired Entities has withheld from each payment made to any Person, including a Person who is or is deemed to be a non-resident of Canada, all amounts required by applicable law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authorities.
(g)    Each of the Acquired Entities has charged, collected and remitted on a timely basis all Taxes as required under applicable laws on any sale, supply or delivery whatsoever, made by it.
(h)    Each of the Project Company and the General Partner is registered under HST Legislation and their registration numbers are as follows:

(i)	Project Company: 82382 2390 RT0001

(ii)	General Partner: 82056 9986 RT0001
(i)    Each of the Acquired Entities has maintained and continues to maintain at its place of business in Canada all material records and books of account required to be maintained under applicable Law, including laws relating to sales and use Taxes.

(j)    No reassessments of the Taxes of any Acquired Entity have been issued and are outstanding. None of the Seller, the Subsidiary Transferor or any Acquired Entity has received any indication from any Governmental Authority that an assessment or reassessment of any Acquired Entity is proposed in respect of any Taxes, regardless of its merits. No Acquired Entity has executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.
(k)    The terms and conditions made or imposed in respect of every transaction (or series of transactions) between an Acquired Entity and any Person that is (i) a non-resident of Canada for purposes of the Canadian Tax Act, and (ii) not dealing at arm’s length with it for purposes of the Canadian Tax Act, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Canadian Tax Act.
(l)    There are no Liens for Taxes on any of the assets of the Acquired Entities other than Permitted Liens.
2.10    Unregistered Securities. Assuming the accuracy of the representations made by the Purchaser in Section 3.8 and Section 3.9, (i) it is not necessary in connection with the sale of the Acquired Interests, under the circumstances contemplated by this Agreement, to register such Acquired Interests under the Securities Act of 1933 (the “Securities Act”) and (ii) no filings are required pursuant to the securities laws of any province or territory of Canada or under any other applicable securities laws.
2.11    Broker’s Fees. None of Seller, any Subsidiary Transferor, any of the Acquired Entities or any of their respective Subsidiaries has any liability or obligation for any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
2.12    Material Contracts. Parts I, III, IV and V of Appendix D collectively set forth a list of all Material Contracts. At or prior to the date hereof Seller has provided Purchaser with, or access to, copies of all Material Contracts. Each Material Contract is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the applicable Acquired Entity or Subsidiary that is a party thereto and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law. No Acquired Entity or any of its Subsidiaries, or to the Knowledge of Seller, any other party thereto (i) is in breach of or default in any material respect under a Material Contract and, to the Knowledge of Seller, no event has occurred and continuing which, with notice or the lapse of time or both, would constitute a material breach of or default under a Material Contract or would give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation of a Material Contract, or (ii) has received any written notice of termination or suspension of any Material Contract, and to the Knowledge of Seller, no action is being taken by any Person to terminate or suspend any Material Contract.
2.13    Real Property.

(a)    Except as set forth in Part II of Appendix C, no Acquired Entity nor any of its Subsidiaries owns any real property. To the Knowledge of Seller, no Governmental Authority has commenced the exercise of any eminent domain or similar power with respect to any Project Company Real Property owned by the Acquired Entities or any of their respective Subsidiaries, and there are no pending or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings that affect any such Project Company Real Property.
(b)    The interests of the Acquired Entities and their respective Subsidiaries in all Project Company Real Property are insured under the Title Policy identified in Part II of Appendix D. The Acquired Entities and their respective Subsidiaries have good and marketable title to or, subject to the terms and conditions of the Material Leases, the right to use all Project Company Real Property, free and clear of all Liens other than Permitted Liens. With respect to the Project Company Real Property any such Person leases or on which such Person was granted easements and/or rights-of-way pursuant to the Material Leases, the Acquired Entities or their respective Subsidiaries, as applicable, have peaceful and undisturbed nonexclusive possession under all Material Leases, easements and/or rights-of-way under which they are leasing or occupying property in accordance with the terms and conditions of the relevant Material Leases, easements or rights-of-way and subject to the Permitted Liens. All rents and other payments under the Material Leases have been paid in full to the extent due. No Material Lease has a term that can exceed 50 years (including any renewal or extension options).
(c)    The Project Company Real Property is sufficient to provide the Acquired Entities and their respective Subsidiaries with continuous, uninterrupted and, together with public roads, contiguous access to the Wind Project sufficient for the operation and maintenance of the Wind Project as currently conducted. All utility services necessary for the construction and operation of the Wind Project for its intended purposes are available or are reasonably expected to be so available as and when required upon commercially reasonable terms.
2.14    Permits. Part II of Appendix C sets forth a list of all material Permits acquired or held by the Acquired Entities or their respective Subsidiaries in connection with the operation of the Wind Project. The Acquired Entities or their respective Subsidiaries hold in full force and effect all Permits required for the operation of the Wind Project as presently conducted, other than those Permits required in connection with certain maintenance activities which are ministerial in nature and can reasonably be expected to be obtained in due course on commercially reasonable terms and conditions as and when needed. None of the Acquired Entities or any of their respective Subsidiaries is in material default or material violation of, and, to the Knowledge of Seller, no event has occurred and continuing which, with notice or the lapse of time or both, would constitute a material default or material violation of, or would give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation of, any Permits or any of the terms, conditions or provisions of any Permits held by the Acquired Entities or their respective Subsidiaries. There are no legal proceedings pending or, to the Knowledge of Seller, threatened in writing, relating to the suspension, revocation or modification of any Permits held by the Acquired Entities or any of their respective Subsidiaries.

2.15    Environmental Matters. Except as set forth in Part II and Part VI of Appendix D, (i) each of the Acquired Entities and its Subsidiaries, the Project Company Real Property and the Wind Project are in material compliance with all Environmental Laws, (ii) none of the Acquired Entities or any of their respective Subsidiaries has caused or contributed to the release of any Hazardous Substances in any material respect, and (iii) neither Seller nor any Acquired Entity has received written notice from any Person of any material Environmental Claim, or any written notice of any investigation, or any written request for information, in each case, under any Environmental Law. None of Seller, the Acquired Entities or any of their respective Subsidiaries has given any release or waiver of liability that would waive or impair any material claim based on the presence of Hazardous Substances in, on or under any real property, against a previous owner of any real property or against any Person who may be potentially responsible for the presence of Hazardous Substances in, on or under any such real property.
2.16    Insurance. Part II of Appendix D sets forth a list of all material insurance maintained by or on behalf of the Acquired Entities or any of their respective Subsidiaries (the “Insurance Policies”). All Insurance Policies are now in full force and effect. All premiums with respect to the Insurance Policies covering all periods to and including the date hereof have been paid. None of these Insurance Policies have lapsed and, to the Knowledge of Seller, there are no circumstances that have rendered such insurance unenforceable, void or voidable. None of Seller, any Subsidiary Transferor, the Acquired Entities or any of their respective Subsidiaries has received any written notice in the past 12 months from the insurer under any Insurance Policies disclaiming coverage, reserving rights with respect to a particular claim or such Insurance Policy in general or canceling or materially amending any such Insurance Policy. Each of the Acquired Entities and any of its Subsidiaries’ assets and properties are insured in amounts no less than as required by applicable Law, applicable Permits or any Material Contract to which such Person is a party or by which its assets or properties are bound.
2.17    Financial Model. The Financial Model has been prepared in good faith based on reasonable assumptions as to the estimates set forth therein and is consistent in all material respects with the provisions of the Material Contracts.
2.18    Financial Statements; No Undisclosed Liabilities; No Material Adverse Effect. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis with prior periods, are correct and complete in all material respects and present fairly in accordance with GAAP the assets, liabilities, financial condition and results of operations of the Project Company as at their respective dates for the periods covered by the respective Financial Statements. No Acquired Entity has any Indebtedness other than (i) as disclosed in the Financial Statements or pursuant to the Material Contracts, (ii) incurred since the date of the Financial Statements and disclosed on Appendix D, (iii) incurred after the date hereof with Purchaser’s prior written consent, and (iv) interest and fees accrued on any Indebtedness referred to in clause (i) after the date of the Financial Statements. Except as set forth in the Financial Statements, none of the Acquired Entities nor any of their respective Subsidiaries has any liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, other than any liabilities incurred in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements and any liabilities contained in the Material Contracts, other than liabilities thereunder arising from contractual breach. Since the date of the most recent balance sheet included in the Financial Statements, no Material Adverse Effect has occurred.
2.19    Personal Property. The Acquired Entities or a Subsidiary of an Acquired Entity has good and valid title to (or a valid leasehold interest in) the Personal Property currently owned or used by the Acquired Entities and their respective Subsidiaries in the operation of the Wind Project (other than Personal Property that individually and in the aggregate are immaterial to such operations), and such title or leasehold interests are free and clear of Liens other than Permitted Liens. All Personal Property that is material to the operation of the Wind Project is in good operating condition and repair, subject to normal wear and maintenance, and is usable in the ordinary course of business.
2.20    Employees. None of the Acquired Entities or any of their respective Subsidiaries has, or has ever had, any employees.
2.21    Employee Benefits. No employee benefit plan is maintained, established or sponsored by any Acquired Entity or any of their respective Subsidiaries nor does any Acquired Entity or any of their respective Subsidiaries participate in or contribute to any such plan.
2.22    Labor Matters. None of the Acquired Entities or any of their respective Subsidiaries is a party to any collective bargaining agreement with a labor union or organization or any other Contract with any labor union or other employee representative of a group of employees.
2.23    Intellectual Property. The Acquired Entities or their respective Subsidiaries own, license or can acquire on reasonable terms the Intellectual Property necessary to operate the Wind Project. To the Knowledge of Seller, no Intellectual Property required to operate the Wind Project infringes upon or otherwise violates any intellectual property rights of any third party. There are no unresolved pending or, to the Knowledge of Seller, threatened actions or claims that allege that any Acquired Entity or any of its Subsidiaries has infringed or otherwise violated any material intellectual property rights of any third party. To the Knowledge of Seller, no third party is infringing, misappropriating or otherwise violating rights in any material respect any Intellectual Property of the Acquired Entities or any of their respective Subsidiaries.
2.24    Affiliate Transactions. Except as disclosed on Appendix E, there are no transactions, contracts or liabilities between or among (a) any of the Acquired Entities or their respective Subsidiaries on the one hand, and (b) Seller, any of its Affiliates or, to the Knowledge of Seller, any current representative of any of the Acquired Entities or their respective Subsidiaries, Seller or its Affiliates, or any member of the immediate family of any such representative, on the other hand.
2.25    First Nations Matters. Other than as disclosed in Part V of Appendix D (i) there is no pending dispute with, or to the Knowledge of Seller threatened by, any First Nation in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest of such First Nation in or to all or any portion of the Project Company Real Property or the Wind Project and (ii) no Acquired Entity or any of its Subsidiaries is a party to any agreement with a First Nations to provide benefits, pecuniary or otherwise, with respect to the Wind Project at any stage of development. Part

V of Appendix D lists all First Nations with which the Acquired Entities or their respective Subsidiaries has had active consultation in developing the Wind Project.
2.26    Groundwater Matters. Except as disclosed in Part VI of Appendix D, Seller has not received notice of any pending, nor to the Knowledge of the Seller, is there any threatened action, litigation, suit, proceeding, governmental investigation or dispute related to groundwater contamination at or in proximity to the Wind Project which could reasonably be expected to be material to the Wind Project.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in, or qualified by any matter set forth in, the Schedules attached hereto, Purchaser hereby represents and warrants to Seller as set forth in this Article 3 as of (a) the date hereof and (b) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date. Whether or not a particular Section of this Article 3 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.
3.1    Organization and Status. Purchaser (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in the preamble to this Agreement, (b) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (c) has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted. Purchaser has made available to Seller complete and correct copies of the Organization Documents for Purchaser.
3.2    Power; Authority; Enforceability. Purchaser has the legal capacity and power to enter into and perform its obligations under this Agreement and has been duly authorized, in accordance with its Organization Documents, to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal valid and binding obligation of Purchaser, severally enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.
3.3    No Violation. The execution, delivery and performance by Purchaser of its obligations under this Agreement, including without limitation the purchase of the Acquired Interests and the WIFN Loan from Seller or the Subsidiary Transferors, do not, and will not, (a) violate any Governmental Rule to which Purchaser is subject or the Organization Documents of Purchaser, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which Purchaser is bound.
3.4    No Litigation. Purchaser is not a party to and has not received written notice of any pending or, to the Knowledge of Purchaser, threatened litigation, action, suit, proceeding or governmental investigation against Purchaser, which, in either case, would reasonably be expected to materially impair or delay the ability of Purchaser to perform its obligations under this Agreement or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.
3.5    Consents and Approvals. Except as set forth in Schedule 3.5, no Consent of any Governmental Authority or any other Person, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser, or the consummation by Purchaser of the transaction contemplated hereby, except for any consents which if not obtained would not reasonably be expected to materially impair or delay the ability of Purchaser to perform its obligations under this Agreement.
3.6    Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of Purchaser, threatened against Purchaser. Purchaser (a) has not had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of its business or assets, and to the Knowledge of Purchaser, no application therefor is pending or threatened, (b) is not insolvent or presumed to be insolvent under any Law and is able to pay its debts as and when they fall due, (c) has not made a general assignment for the benefit of its creditors, and (d) has not taken any action to approve any of the foregoing.
3.7    Compliance with Law. To the Knowledge of Purchaser, there has been no actual violation by Purchaser of or failure of Purchaser to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.
3.8    Accredited Investor. Purchaser is an “accredited investor” within the meaning of Section 73.3(1) of the Securities Act (Ontario) if Purchaser is resident in the Province of Ontario or within the meaning of National Instrument 45-106 – Prospectus Exemptions if the Purchaser is resident elsewhere in Canada, and, if the Purchaser is a U.S. Person, the Purchaser is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D, promulgated by the Securities and Exchange Commission under the Securities Act (provided that, in each case, upon reasonable request of the Seller at any time, Purchaser shall provide a written certificate to such effect to the Seller).
3.9    Purchase Entirely for Own Account. The Acquired Interests to be acquired by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Acquired Interests.
3.10    Broker’s Fee. Purchaser has no liability or obligation for any fees or commissions payable to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
ARTICLE 4
COVENANTS; OTHER OBLIGATIONS
4.1    Covenants
(a)    Costs, Expenses. Except as may be specified elsewhere in this Agreement, Purchaser shall pay all costs and expenses, including legal fees and the fees of any broker, environmental consultant, insurance consultant, independent engineer, and title company retained by Purchaser for its due diligence and its negotiation, performance of and compliance with this Agreement. Seller shall pay all costs and expenses (including in connection with any reports, studies or other documents listed in Part II of Appendix D, unless specifically noted in Part II of Appendix D), including legal fees and the fees of any broker of Seller or its Affiliates, relating to or resulting from the negotiation, performance of and compliance with this Agreement by Seller.
(b)    Public Announcement; Confidentiality. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, except to the extent required by law (including any disclosure which, in the reasonable judgment of the disclosing party, is necessary or appropriate to comply with Governmental Rules and standards governing disclosures to investors) or in accordance with the rules, regulations and orders of any stock exchange. Seller shall not, and shall cause its Affiliates and directors, officers, employees, agents, consultants advisors and partners not to, disclose any confidential information in or relating to this Agreement other than (i) to its Affiliates and its and their directors, officers, employees, agents, consultants, advisors and partners, provided in each case that such recipient is bound by reasonable confidentiality obligations, (ii) as required by applicable law or regulation or (iii) with the prior consent of Purchaser. Seller shall not use, and shall not enable any third party to use, any confidential information in or relating to this Agreement that constitutes material non-public information regarding Purchaser in a manner that is prohibited by the U.S. securities laws.
(c)    Allocation of Aggregate Purchase Price. The Aggregate Purchase Price shall be allocated between the Acquired Interests and the WIFN Loan based on the percentages set forth on Schedule 4.1(c) and the parties agree to report the transactions contemplated in this Agreement in a manner consistent with such allocation in the preparation, filing and audit of any Tax Return.
(d)    Allocation of Partnership Income and Loss. With respect to the income or loss of the Project Company for the fiscal year in which the Closing occurs, the Purchaser shall cause the General Partner to allocate the applicable portion of income or loss of the Project Company for the period up to and including the date of Closing to the Seller, and to allocate the applicable portion of income or loss of the Project Company for the period after the date of Closing to New North Kent Wind 1 LP Holdco.
4.2    Covenants; Limitations. Notwithstanding anything else contained in this Agreement or the agreements related to this Agreement, the Seller (and Purchaser following the Closing, to the extent applicable) will cause the Acquired Entities to comply with any obligations required pursuant to this Agreement or the agreements related to this Agreement (i) in its capacity as an indirect holder of less than a majority of the voting securities in the capital of the General Partner and (ii) to the extent it is able to cause the General Partner or the Project Company to take or not take a particular action.
ARTICLE 5
CONDITIONS TO CLOSING
5.1    Conditions Precedent to Each Party’s Obligations to Close. The obligations of the parties to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by all parties in their sole discretion):
(a)    No Violations. The consummation of the transactions contemplated hereby shall not violate any applicable Governmental Rule.
(b)    No Adverse Proceeding. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or Governmental Authority challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.
(c)    Other Conditions Precedent to Closing to Each Party’s Obligations. The conditions precedent, if any, set forth on Appendix B-3 shall have been satisfied (any one or more of which may be waived in whole or in part by all parties in their sole discretion).
5.2    Conditions Precedent to Obligations of Purchaser to Close. The obligations of Purchaser to proceed with the Closing under this Agreement with respect to the purchase of the Acquired Interests and the WIFN Loan are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Purchaser in its sole discretion):
(a)    Performance and Compliance. Seller shall have performed, in all material respects, all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing.
(b)    Consents. All necessary Consents shall have been obtained, including those set forth in Schedules 2.5 and 3.5.

(c)    Good Standing Certificate. Purchaser shall have received a good standing certificate of Seller, each Subsidiary Transferor, each of the Acquired Entities and each of their respective Subsidiaries, in each case issued by the secretary of state of the state or provincial authority of the province (as applicable) of its formation.
(d)    Satisfactory Instruments. All instruments and documents reasonably required on the part of Seller to effectuate and consummate the transactions contemplated hereby shall be delivered to Purchaser and shall be in form and substance reasonably satisfactory to Purchaser.
(e)    Loan Documents. Absence of any material amendment to, or any default under, any Loan Document (as defined in the Term Loan Agreement).
(f)    Material Contracts. Absence of any amendment to, entry into, termination or waiver (in whole or in part) of any Material Contract, except any such amendment, termination or waiver that has been approved by Purchaser, that would reasonably be expected to materially and adversely affect the Operating Period.
(g)    Other Conditions Precedent to Purchaser’s Obligation to Close. The conditions precedent, if any, set forth in Appendix B-4 shall have been satisfied or waived in whole or in part by Purchaser in Purchaser’s sole discretion.
5.3    Conditions Precedent to the Obligations of Seller to Close. The obligations of Seller to proceed with the Closing hereunder with respect to Seller’s sale of the Acquired Interests and the WIFN Loan are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller in its sole discretion):
(a)    Purchase Price. Purchaser shall have transferred in immediately available funds the Aggregate Purchase Price pursuant to, in accordance with and into the account or accounts designated in, Part I of Appendix B.
(b)    Performance and Compliance. Purchaser shall have performed all of the covenants and complied, in all material respects, with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing.
(c)    Satisfactory Instruments. All instruments and documents required on the part of Purchaser to effectuate and consummate the transactions contemplated hereby shall be delivered to Seller and shall be in form and substance reasonably satisfactory to Seller.
(d)    Other Conditions Precedent to Seller’s Obligation to Close. The conditions precedent, if any, set forth in Appendix B-5 shall have been satisfied or waived in whole or in part by Seller in Seller’s sole discretion.
ARTICLE 6
REMEDIES FOR BREACHES OF THIS AGREEMENT
6.1    Indemnification.

(a)    By Seller. Subject to the limitations set forth in this Article 6 and Section 7.14, from and after the Closing, Seller agrees to indemnify and hold harmless Purchaser and its Affiliates together with their respective directors, officers, managers, employees and agents (each a “Purchaser Indemnified Party”) from and against any and all Losses that any Purchaser Indemnified Party incurs by reason of or in connection with any of the following circumstances:

(i)	any breach by Seller of any representation or warranty made by it in Article 2 or any breach or violation of any covenant, agreement or obligation of Seller contained herein; and

(ii)	as set forth in Part V of Appendix B.
(b)    By Purchaser. Subject to the limitations set forth in this Article 6 and Section 7.14, from and after the Closing, Purchaser agrees to indemnify and hold harmless Seller and Seller’s Affiliates together with their respective directors, officers, managers, employees and agents (each a “Seller Indemnified Party”) from and against any and all Losses that any Seller Indemnified Party incurs by reason of or in connection with any of the following circumstances:

(i)	any breach by Purchaser of any representation or warranty made by it in Article 3 or any breach or violation of any covenant, agreement or obligation of such Purchaser contained herein; and

(ii)	as set forth in Part V of Appendix B.
6.2    Limitations on Seller’s or Purchaser’s Indemnification.
(a)    Minimum Limit on Claims. A party required to provide indemnification under this Article 6 (an “Indemnifying Party”) shall not be liable under this Article 6 to an Indemnified Party for any Claim for breach of any representation or warranty unless and until the aggregate amount of all Claims for which it would, in the absence of this provision, be liable exceeds the Basket Amount, and in such event the Indemnifying Party will be liable for the amount of all Claims, including the Basket Amount; provided that the foregoing limitation shall not apply in the case of actual fraud or willful misrepresentation by the Indemnifying Party.
(b)    Maximum Limit on Claims.

(i)
Limitation on Seller’s Liability. Seller’s maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement is limited to Seller’s Maximum Liability set forth in Part V of Appendix B; provided that the Seller’s Maximum Liability will not apply to any Claim based on (A) actual fraud or willful misrepresentation or (B) any breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.9, 2.11 and 2.18 (solely with respect to the Indebtedness of the Acquired Entities and their respective Subsidiaries).

(ii)
Limitation on Purchaser’s Liability. Purchaser’s maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement is limited to Purchaser’s Maximum Liability set forth in Part V of Appendix B; provided that the Purchaser’s Maximum Liability will not apply to any Claim based on (A) actual fraud or willful misrepresentation or (B) any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5 and 3.10.

(c)    Time Limit for Claims. No Indemnified Party may make a Claim for indemnification under Section 6.1 in respect of any Claim unless notice in writing of the Claim, incorporating a statement setting out in reasonable detail the grounds on which the Claim is based, has been given by the Indemnified Party prior to the expiration of the applicable Survival Period as set forth in Part V of Appendix B.
6.3    Reimbursements; Refunds.
(a)    Right of Reimbursement. The amount of Losses payable under Section 6.1 by an Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party and such amounts would result in a duplicative recovery, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.
(b)    Other Refund Obligations. In addition to the obligations set forth in Section 6.3(a), the applicable Indemnified Party shall be obligated to reimburse or refund to the Indemnifying Party for payments made by it to such Indemnified Party under this Article 6 as set forth in Part V of Appendix B.
6.4    Right to Control Proceedings for Third Party Claims.
(a)    If a third party shall notify any party with respect to any matter that may give rise to a Claim (a “Third Party Claim”), the Indemnified Party must give notice to the Indemnifying Party of the Third Party Claim (a “Third Party Claim Notice”) within twenty (20) Business Days after it becomes aware of the existence of the Third Party Claim and that it may constitute a Third Party Claim. The Indemnified Party’s failure to give a Third Party Claim Notice in compliance with this Section 6.4(a) of any Third Party Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which it may have to the Indemnified Party unless, and solely to the extent that, the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

(b)    The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume control of the defense of any Third Party Claim with the Indemnifying Party’s own counsel, in each case at the Indemnifying Party’s own cost and expense (provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge its indemnity obligations under this Article 6), and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with separate counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) if such Third Party Claim would reasonably be expected to be materially detrimental to the business, reputation or future prospects of any Indemnified Party or (iii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. If the Indemnifying Party (i) fails to promptly notify the Indemnified Party in writing of its election to defend or fails to acknowledge its indemnity obligations under this Article 6 as provided in this Agreement, (ii) elects not to defend (or compromise at its sole cost and expense) such Third Party Claim, (iii) has elected to defend such Third Party Claim but fails to promptly and diligently pursue the defense such Third Party Claim, (iv) otherwise breaches any of its obligations under this Article 6 or (v) as set forth on Schedule 6.4(b) hereto, or if the Third Party Claim is reasonably expected by the Indemnified Party to result in a payment obligation on the Indemnified Party in an amount that exceeds the maximum indemnification then available to the Indemnified Party pursuant to this Article 6, then the Indemnifying Party shall not be entitled to assume or maintain control of the defense of such Third Party Claim and the Indemnified Party may (by written notice to the Indemnifying Party) assume control of such defense (in which case the Indemnifying Party shall pay the fees and expenses of counsel retained by the Indemnified Party) and/or compromise such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.
(c)    Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.4(c). If a firm offer is made to settle a Third Party Claim that (i) does not (A) result in any liability or create any financial or other obligation on the part of the Indemnified Party and (B) result in the loss of any right or benefit on the part of any Indemnified Party, (ii) does not impose injunctive or other equitable relief against any Indemnified Party, and (iii) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such firm offer, then the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer within such twenty (20) day period and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.4(b), it may settle the Third Party Claim; provided that if the settlement is made without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), the Indemnifying Party shall have no indemnity obligation pursuant to this Article 6 with respect to such Third Party Claim.
6.5    Mitigation; Treatment of Indemnification.
(a)    The Indemnified Party shall use commercially reasonable efforts to mitigate all Losses relating to a Claim for which indemnification is sought under this Article 6.
(b)    All indemnification payments under this Article 6 shall be deemed adjustments to the Aggregate Purchase Price.
6.6    Exclusive Remedy. Seller and Purchaser acknowledge and agree that, should the Closing occur, and excluding liability for actual fraud or willful misrepresentation, the foregoing indemnification provisions of this Article 6 and the provisions of Section 7.15 shall be the sole and exclusive remedy of Seller and Purchaser with respect to any misrepresentation, breach of warranty, covenant or other agreement (other than any Purchase Price Adjustment set forth in Part I of Appendix B) or other claim arising out of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, effective as of the Closing each of Purchaser and Seller covenants to the other party that in respect of any matters under or contemplated in this Agreement, it will not make any Claim whatsoever against any Affiliate of the other party or the directors, officers, managers, shareholders, member, controlling persons, employees and agents of any of the foregoing, in each case in their capacities as such, and its rights in respect of any such Claim for breach of any provision of this Agreement are limited solely to such rights as it may have against Seller or Purchaser, as the case may be, under this Agreement.
ARTICLE 7
MISCELLANEOUS
7.1    Entire Agreement. This Agreement and the Schedules and Appendices hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions, undertakings, representations and warranties between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.
7.2    Notices. All notices, requests, demands and other communications hereunder shall be in writing (including facsimile transmission and electronic mail (“email”) transmission and shall be deemed to have been duly given if personally delivered, telefaxed (with confirmation of transmission), e-mailed (so long as confirmation of receipt is requested and received) or, if mailed, when mailed by United States first-class or Canadian Lettermail or Letter-post (as the case may be), certified or registered mail, postage prepaid, or by any international or national overnight delivery service, to the other party at the addresses as set forth in Part VI of Appendix B (or at such other address as shall be given in writing by any party to the other). All such notices, requests, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
7.3    Successors and Assigns.
(a)    No party shall assign this Agreement or any of its rights or obligations herein without the prior written consent of the other parties, in their sole discretion, except as provided herein and except that any party may assign this Agreement or any of its rights or obligations herein to an Affiliate of such party but the assigning party shall continue to be liable for all of its obligations hereunder following any such assignment. Subject to the foregoing, this Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
(b)    Notwithstanding Section 7.3(a), each of Seller and Purchaser may assign this Agreement without the consent of the other parties as specified in Part VI of Appendix B.
7.4    Jurisdiction; Service of Process; Waiver of Jury Trial.
(a)    EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(b)    Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties created by this Agreement (hereafter, a “Dispute”), except for any claims for specific performance as set forth in Section 7.15, shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under the AAA Commercial Arbitration Rules, including the Procedures for Large, Complex Commercial Disputes (the “Rules”) then in force to the extent such Rules are not inconsistent with the provisions of this Agreement. The party or parties commencing arbitration shall deliver to the other party or parties a written notice of intent to arbitrate (a “Demand”) in accordance with Rule R-4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq.

(i)
Selection of Arbitrators. Disputes shall be resolved by a panel of three independent and impartial arbitrators, (the “Arbitrators”). The party or parties initiating the arbitration shall appoint an arbitrator in its or their Demand; the responding party or parties shall appoint an arbitrator in its or their answering statement, which is due thirty (30) days after receipt of the Demand. If any party fails or refuses to timely nominate an arbitrator within the time permitted, such arbitrator shall be appointed by the AAA from individuals with significant experience in renewable energy projects from its Large, Complex Commercial Case Panel. Within thirty (30) days of the appointment of the second arbitrator, the two party-appointed arbitrators shall appoint the third arbitrator, who shall act as the chair of the arbitration panel. If the two party-appointed arbitrators fail or refuse to appoint the third arbitrator within such thirty (30)-day period, the third arbitrator shall be appointed by the AAA from individuals with significant experience in renewable energy projects from its Large, Complex Commercial Case Panel in accordance with Rule R-12. The Arbitrators, acting by majority vote, shall resolve all Disputes.

(ii)	Confidentiality. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the parties.

(iii)
Place of Arbitration. The place of arbitration shall be New York, New York. Any action in connection therewith shall be brought in the United States District Court for the Southern District of New York or, if that court does not have jurisdiction, any New York state court in New York County. Each party consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the party at the address set forth in Part VI of Appendix B.

(iv)
Conduct of the Arbitration. The arbitration shall be conducted in accordance with the Rules and in a manner that effectuates the parties’ intent that Disputes be resolved expeditiously and with minimal expense. The Arbitrators shall endeavor to commence the arbitration hearing within one hundred and eighty (180) days of the third arbitrator’s appointment.

(v)
Interim Relief. Any party may apply to the Arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the Arbitrators’ determination of the merits of the controversy).

(vi)
Discovery. The Arbitrators, upon a showing of good cause, may require and facilitate such limited discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the parties, the burden on the parties, and the desirability of making discovery limited, expeditious, and cost-effective. The Arbitrators shall issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(vii)
Arbitration Award. The Arbitrators shall endeavor to issue a reasoned, written award within thirty (30) days of the conclusion of the arbitration hearing. The Arbitrators shall have the authority to assess some or all of the costs and expenses of the arbitration proceeding (including the Arbitrators’ fees and expenses) against any party. The Arbitrators shall also have the authority to award attorneys’ fees and expenses to the prevailing party or parties. In assessing the costs and expenses of the arbitration and/or awarding attorneys’ fee and expenses, the Arbitrators shall consider the relative extent to which each party has prevailed on the disputed issues and the relative importance of those issues. The limitations of Section 7.14 shall apply to any award by the Arbitrators.

7.5    Headings; Construction; and Interpretation. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. Except as otherwise expressly provided, the rules of construction set forth in Appendix A-2 shall apply to this Agreement. The parties agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.
7.6    Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.
7.7    Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.
7.8    No Other Beneficiaries. This Agreement is being made and entered into solely for the benefit of Purchaser and Seller, and neither Purchaser nor Seller intends hereby to create any rights in favor of any other Person as a third party beneficiary of this Agreement or otherwise.

7.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction specified in Part VI of Appendix B.
7.10    Schedules. References to a Schedule shall include any disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule to the extent that the relevance of such matter is reasonably apparent on the face thereof. The fact that any item of information is contained in a disclosure schedule shall not be construed as an admission of liability under any Governmental Rule, or to mean that such information is material. Such information shall not be used as the basis for interpreting the term “material”, “materially” or any similar qualification in this Agreement.
7.11    Limitation of Representations and Warranties. Purchaser acknowledges that except as expressly provided in Article 2 of this Agreement, Seller has not made, and Seller hereby expressly disclaims and negates, and the Purchaser hereby expressly waives, any other representation or warranty, express, implied, at Law or otherwise relating to the Acquired Interests, the WIFN Loan, Seller or Seller Affiliates, the Acquired Entities, the Wind Project or this Agreement.
7.12    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. A facsimile or electronically imaged version of this Agreement may be executed by one or more parties hereto and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or “PDF” electronic mail pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.
7.13    Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
7.14    Limit on Damages. Each party hereto acknowledges and agrees that neither party shall be liable to the other party for any punitive damages (except to the extent paid to a third party in respect of a Third Party Claim) or damages that were not reasonably foreseeable.
7.15    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first above written.

PATTERN ENERGY GROUP INC.
By:	/s/ Dyann Blaine
Its:	Dyann Blaine, Vice President

[Signature Page to the North Kent Wind 1 Purchase and Sale Agreement]

PATTERN ENERGY GROUP LP
By:	/s/ Dyann Blaine
Its:	Dyann Blaine, Vice President

[Signature Page to the North Kent Wind 1 Purchase and Sale Agreement]

APPENDIX A-1: GENERAL DEFINITIONS
(as applicable and to the extent used in the final Agreement)

“AAA” shall have the meaning set forth in Section 7.4(b).
“Acquired Entities” means, collectively, the Project Company, the General Partner and Pattern North Kent Wind 1 GP Holdco.
“Acquired Interests” shall have the meaning set forth in the recitals, as more fully described in Part I of Appendix C.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 50% or more of the equity interest in the Person specified or 50% or more of any class of voting securities of the Person specified; provided that notwithstanding the foregoing (a) Purchaser and its Subsidiaries shall not be deemed to be Affiliates of Seller and (b) Seller and its Affiliates (other than Purchaser and its Subsidiaries) shall not be deemed to be Affiliates of Purchaser.
“Aggregate Purchase Price” shall have the meaning set forth in Section 1.1, and is more particularly described in Part I of Appendix B.
“Agreement” shall have the meaning set forth in the preamble to this Agreement.
“Arbitrators” shall have the meaning set forth in Section 7.4(b).
“Basket Amount” shall have the meaning set forth in Part V of Appendix B.
“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are authorized to be closed in New York, New York.
“Canadian Tax Act” shall have the meaning set forth in Section 2.9(a).
“Claim” means a claim by an Indemnified Party for indemnification pursuant to Section 6.1.
“Closing” shall have the meaning set forth in Section 1.3.
“Closing Date” shall mean the date a Closing occurs.
“Consent” means any consent, approval, order or Permit of or from, or registration, declaration or filing with or exemption by any Person, including a Governmental Authority.
“Contract” means any agreement, lease, license, obligation, plan, arrangement, purchase order, commitment, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral) entered into by a Person or by which a Person or any of its assets are bound.

App. A-1 - 1

“Demand” shall have the meaning set forth in Section 7.4(b).
“Dispute” shall have the meaning set forth in Section 7.4(b).
“Dollars” or “$” means the lawful currency of the United States of America or Canada, as identified in Part I of Appendix B.
“Environmental Claim” means any suit, action, demand, directive, claim, Lien, written notice of noncompliance or violation, allegation of liability or potential liability, or proceeding made or brought by any Person in each case (a) alleging any liability under or violation of or noncompliance with any applicable Environmental Law, (b) with respect to the release of or exposure to Hazardous Substances, or (c) with respect to noise pollution or visual impacts, including shadow flicker.
“Environmental Consultant” shall have the meaning described in Part II of Appendix D.
“Environmental Law” means any Law pertaining to the environment, natural resources, human health and safety in connection with exposure to Hazardous Substances, and physical and biological natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), and the Superfund Amendments and Reauthorization Act of 1986, the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (also known as the Clean Water Act) (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §§ 668 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), and any similar or analogous state, provincial, local and municipal Laws, in effect as of the date hereof or the Closing Date, as applicable.
“Financial Model” means the financial model for the Wind Project.
“Financial Statements” means the (a) audited financial statements of the Project Company as at December 31, 2018; and (b) the unaudited financial statements of the Project Company for the period ended March 31, 2019, in each case prepared in accordance with GAAP.
“First Nations” means any governing body of any first nations, Métis and/or indigenous and/or aboriginal tribe(s) and/or band(s).
“GAAP” means generally accepted accounting principles used by the Project Company to prepare the Financial Statements, consistently applied throughout the specified period and in the immediately prior comparable period.
“General Partner” shall have the meaning set forth in Section 2.9(a).

App. A-1 - 2

“Governmental Authority” means any federal or national, state, provincial, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) having jurisdiction over the matter or Person in question.
“Governmental Rule” means, with respect to any Person, any applicable law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, injunction or writ issued by any Governmental Authority.
“Hazardous Substances” means all substances, materials, chemicals, wastes or pollutants that are defined, regulated, listed or prohibited under Environmental Law, including without limitation, (i) asbestos or asbestos containing materials, radioactive materials, lead, and polychlorinated biphenyls, any petroleum or petroleum product, solid waste, mold, mycotoxin, urea formaldehyde foam insulation and radon gas; (ii) any waste or substance that is listed, defined, designated or classified as, or otherwise determined by any Environmental Law to be, ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious, radioactive, mutagenic or otherwise hazardous; (iii) any pollutant, contaminant, waste, chemical, deleterious substances or other material or substance (whether solid, liquid or gas) that is defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance,” or a word, term, or phrase of similar meaning or regulatory effect under any Environmental Law.
“HST Legislation” means Part IX of the Excise Tax Act (Canada).
“Indebtedness” means all obligations of a Person (a) for borrowed money (including principal, accrued and unpaid interest, fees due, and any other amounts due), whether or not contingent, (b) evidenced by notes, bonds, debentures, mortgages or similar instruments or debt securities, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business and not past due), including all seller notes and “earn out” payments, (d) under capital leases, (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit, performance bonds and other similar instruments (whether or not drawn), (g) under any interest rate, currency or other hedging agreement (including collars) or commitment therefor, (h) to repay deposits or other amounts advanced by and owing to third parties, (i) under conditional sale or other title retention agreements relating to property purchased by such Person, (j) in the nature of guaranties of the obligations described in clauses (a) through (i) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, or (k) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.
“Indemnified Party” means either a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
“Indemnifying Party” shall have the meaning set forth in Section 6.2(a).

App. A-1 - 3

“Intellectual Property” means all intellectual property rights, including, without limitation, (a) patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, trade names, service marks, trade dress, trade names, logos and corporate names and registration and applications for registration of any item listed in clause (b), together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered), works of authorship and copyrightable works, and registrations and applications for registration of any item in this clause (c), (d) computer software (whether in source code, object code or other form), data, databases and any documentation related to any item listed in this clause, (e) trade secrets and other confidential information (including confidential and proprietary know how, ideas, formulas, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes, procedures and techniques, research and development information, drawings, blueprints, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (f) all rights of privacy and publicity, (g) other intellectual property rights and (h) copies and tangible embodiments thereof (in whatever form or medium).
“Knowledge” means (a) with respect to Seller, the actual knowledge of the persons identified in Part VI of Appendix B, which shall include at a minimum (i) the senior developer responsible for the Wind Project, (ii) the construction manager responsible for the Wind Project, (iii) the transaction counsel responsible for the financing of the Wind Project and (iv) the finance manager responsible for the financing of the Wind Project and (b) with respect to Purchaser, the actual knowledge of the persons identified in Part VI of Appendix B.
“Laws” means all common law, laws, by-laws, statutes, treaties, rules, Orders, rulings, decisions, judgments, injunctions, awards, decrees, codes, ordinances, standards, regulations, restrictions, official guidelines, policies, directives, interpretations, Permits or like action having the effect of law of any Governmental Authority.
“Lease” means a lease, ground lease, sublease, license, binding right of superficies, concession, easement, servitude, right of way, encroachment agreement, municipal right of way agreements, and road user agreements or other written agreement, including any option relating thereto, in each case, governing real property, to which the any Acquired Entity or any of its Subsidiaries is a party.
“Lien” on any asset means any mortgage, deed of trust, lien, hypothec, pledge, charge, security interest, restrictive covenant, right of first refusal, right of first offer, easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loss” means any and all losses (including loss of profit and loss of expected profit), claims, actions, liabilities, damages, expenses, diminution in value or deficiencies of any kind or character including all interest and other amounts payable to third parties, all liabilities on account of Taxes and all reasonable legal fees and expenses and other expenses reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.

App. A-1 - 4

“Material Adverse Effect” means any circumstance, matter, condition, development, change, event, occurrence, state of affairs, or effect that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or liabilities, financial condition or properties of the Acquired Entities and their respective Subsidiaries, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement or otherwise perform any of its obligations under this Agreement; provided, however, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:
(a)    any change in general economic, political or business conditions;
(b)    changes resulting from acts of war or terrorism or any escalation or worsening of any such acts of war or terrorism threatened or underway as of the date of this Agreement;
(c)    changes or developments generally affecting the power services industry;
(d)    any changes in accounting requirements or principles imposed by GAAP after the date of this Agreement;
(e)    any changes in applicable Law after the date of this Agreement;
(f)    changes in the wind power industry that, in each case, generally affect companies in such industry;
provided that the incremental extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance or matter described in clauses (a) through (f) with respect to the Acquired Entities and their respective Subsidiaries, taken as a whole, relative to other similarly situated businesses in the wind power industry may be considered and taken into account in determining whether there has been a Material Adverse Effect.
“Material Contract” means (i) any Material Lease, (ii) the Contracts set forth in Part I of Appendix D, (iii) the Term Loan Agreement, (iv) the WIFN Loan and (v) any other Contract not otherwise set forth in Part I of Appendix D that affects the Operating Period to which an Acquired Entity or any of its Subsidiaries is a party or by which such Person, or any of its assets, is bound (A) providing for past or future payments by or to any Acquired Entity or any of its Subsidiaries in excess of $500,000 annually or $1,000,000 in the aggregate, (B) relating to any partnership, joint venture or other similar arrangement, including the limited partnership agreement of the Project Company and the unanimous shareholder agreement of the General Partner, (C) relating to any Indebtedness, (D) limiting the freedom of any Acquired Entity or any of its Subsidiaries to compete in any line of business or with any Person or in any area or granting “most favored nation” or similar status, (E) with Seller or any of its Affiliates, (F) with Purchaser or any of its Affiliates, (G) relating to the acquisition or disposition of any business or material portion thereof (whether by merger, sale of stock, sale of assets or otherwise), (H) that was not entered into in the ordinary course of business of the Acquired Entities or any of their respective Subsidiaries, (I) with any First Nations; or (J) the loss of which would result in a Material Adverse Effect.

App. A-1 - 5

“Material Leases” means all Leases related to the Wind Project (i) the loss of which would result in a reduction in production of the Wind Project or in its ability to deliver energy to the point of interconnection or would otherwise result in a Material Adverse Effect, or (ii) that are otherwise material to the operations of the Wind Project.
“New JV Inc.” shall have the meaning set forth in Part I of Appendix C.
“New North Kent Wind 1 LP Holdco” shall have the meaning set forth in Part I of Appendix C.
“North Kent Wind 1 LP Holdings” shall have the meaning set forth in Part I of Appendix C.
“Operating Period” means, in respect of the Wind Project, the period commencing on the Commercial Operation Date (however titled) under any power purchase agreement to which the Project Company is a party.
“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.
“Organization Documents” means, with respect to (a) any corporation, its articles or certificate of incorporation and by-laws, (b) any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (c) any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement, or (d) any other Person, documents of similar substance.
“Pattern North Kent Wind 1 GP Holdco” shall have the meaning set forth in Part I of Appendix C.
“Percentage Portion” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part I of Appendix C.
“Permit” means filings, registrations, licenses, permits, notices, technical assistance letters, decrees, certificates, approvals, consents, waivers, Orders, authorizations, agreements, directions, instructions, grants, easements, exemptions, exceptions, variances and authorizations to or from any Governmental Authority.
“Permitted Lien” means any of the following: (a) Liens for Taxes either not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Project Company’s balance sheet in accordance with GAAP; (b) inchoate mechanics’ and materialmen’s Liens for work in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business either for amounts not yet due or which have not been perfected, filed or registered in accordance with applicable Law against an Acquired Entity, the Wind Project or the Project Company Real Property; (c) as to any Project Company Real Property, title defects, easements, rights of first refusal, restrictions, irregularities, encumbrances (other than for borrowed money), encroachments, servitudes, rights of way and statutory Liens that do not or would not reasonably be expected to materially impair the value or use by the Acquired Entities of the Project Company Real Property; (d) reservations,

App. A-1 - 6

limitations, provisos and conditions expressed in (x) any original grant from the Crown or (y) other grants of real or immovable property that do not or would not reasonably be expected to materially impair the value or use by the Acquired Entities or any of their respective Subsidiaries of such real or immovable property; (e) security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of the Project Company in the ordinary course of business; (f) Liens in respect of which the Project Company is insured against loss or damage pursuant to the Title Policy identified in Part II of Appendix D; and (g) Liens granted pursuant to the Term Loan Agreement.
“Person” means any individual, corporation, partnership, limited partnership, limited liability partnership, trust, business trust, estate, joint venture, unincorporated association, limited liability company, cooperative, Governmental Authority or other entity.
“Personal Property” means all office equipment, machinery, equipment, supplies, vehicles, tractors, trailers, tools, spare parts, production supplies, furniture and fixtures and other items of tangible personal property owned by any of the Acquired Entities or any of their respective Subsidiaries used primarily in connection with ownership, maintenance or operation of the Wind Project.
“PPA” has the meaning set forth in Part I of Appendix D.
“PRHC Holdings” shall have the meaning set forth in Part I of Appendix C.
“Project Company” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part I of Appendix C of the Agreement.
“Project Company Real Property” means all real property of the Acquired Entities or any of their respective Subsidiaries, together with all buildings, structures, improvements and fixtures of the Wind Project thereon, (i) held pursuant to a Material Lease or (ii) required to be set forth on Part II of Appendix C.
“Purchaser” shall have the meaning set forth in the preamble to this Agreement.
“Purchaser Indemnified Party” shall have the meaning set forth in Section 6.1(a).
“Purchaser’s Maximum Liability” shall have the meaning set forth in Part V of Appendix B.
“Rules” shall have the meaning set forth in Section 7.4(b).
“Securities Act” shall have the meaning set forth in Section 2.10.
“Seller” shall have the meaning set forth in the preamble to this Agreement.
“Seller Affiliates” shall have the meaning set forth in the recitals to this Agreement.
“Seller Indemnified Party” shall have the meaning set forth in Section 6.1(b).
“Seller’s Maximum Liability” shall have the meaning set forth in Part V of Appendix B.

App. A-1 - 7

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
“Subsidiary Transferor” shall have the meaning set forth in the Part I of Appendix C.
“Survival Period” shall have the meaning set forth in Part V of Appendix B.
“Tax” or “Taxes” means, collectively all federal, provincial, territorial, state and local or foreign income, estimated, payroll, withholding, excise, sales, goods and services, harmonized, value-added, use, real and personal property, corporation, use and occupancy, business and occupation, mercantile, transfer, capital stock and franchise or other taxes, levies, duties, assessments, reassessments or other charges of any kind whatsoever (including interest, additions and penalties thereon) , whether disputed or not, and for greater certainty includes Canada Pension Plan, Québec Pension Plan and employment insurance premiums.
“Tax Returns” means any return, declaration, notice, form, report, claim for refund or information return or statement relating to the determination, assessment, collection or payment of Taxes or to the administration, implementation or enforcement of or compliance with any legal requirement pertaining to Taxes, including, for greater certainty, any schedule or attachment thereto.
“Term Loan Agreement” shall have the meaning described in Part III of Appendix D.
“Third Party Claim” shall have the meaning set forth in Section 6.5(a).
“Third Party Claim Notice” shall have the meaning set forth in Section 6.5(a).
“WIFN Loan” shall have the meaning set forth in the recitals to this Agreement as more fully described in Part I of Appendix C.
“Wind Project” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part II of Appendix C.

App. A-1 - 8

APPENDIX A-2: RULES OF CONSTRUCTION

1.	The singular includes the plural and the plural includes the singular.

2.	The word “or” is not exclusive.

3.	A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

4.	A reference to a Person includes its successors and permitted assigns.

5.	Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6.	The words “include,” “includes” and “including” are not limiting and shall be deemed to mean “include, without limitation”, “includes, without limitation” or “including, without limitation”.

7.	A reference to an Article, Section, Exhibit, Schedule or Appendix is to the Article, Section, Exhibit, Schedule or Appendix of this Agreement unless otherwise indicated.

8.
Any reference to “this Agreement”, “hereof,” “herein” and “hereunder” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

9.
Any reference to another agreement or document shall be construed as a reference to that other agreement or document as the same may have been, or may from time to time be, varied, amended, supplemented, substituted, novated, assigned or otherwise transferred.

10.	References to “days” shall mean calendar days, unless the term “Business Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

11.
This Agreement is the result of negotiations among, and has been reviewed by, Seller, Purchaser, and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of the parties thereto, and no ambiguity shall be construed in favor of or against either Seller or Purchaser.

12.	The words “will” and “shall” shall be construed to have the same meaning and effect.

App. A-2 - 1

APPENDIX B: TRANSACTION TERMS AND CONDITIONS

North Kent Wind 1 Transaction
I. Purchase Price
“Aggregate Purchase Price”:	$34,977,356.53 ($31,188,135.21 in connection with the Acquired Interests and $3,789,221.32 in connection with the WIFN Loan).
Currency:	Canadian Dollar, and all references to Dollar or $ of CAD$ shall refer to such currency.
“Purchase Price Adjustment”:	Not applicable.
“Post-Closing Adjustment”:	Not applicable.
Payment Mechanics and Payee Information:
Bank Name: Bank of Montreal
Bank Address: 100 King Street West
                          Toronto, ON M5X 1H3
                          Canada
Swift Code: BOFMCAM2
Account Name: PRHC Holdings LP Operating Account
Account Address: 1088 Sansome St
                           San Francisco, CA 94111
                           USA
Account Type: Business Checking Account
Account No.: 00021860608

II. Closing
Closing Location:	At the offices of PEGI: 1088 Sansome St. San Francisco, CA 94111
Closing Date:	August 2, 2019
III. Closing Deliverables & Conditions Precedent to Closing
Additional Closing Deliverables of Seller:
In addition to the closing deliverables set forth in Section 1.4(a) of the Agreement, Seller shall deliver, or cause to be delivered, to Purchaser the additional closing deliverables set forth in Appendix B-1.

Additional Closing Deliverables of Purchasers:
In addition to the closing deliverables set forth in Section 1.4(b) of the Agreement, Purchaser shall deliver, or cause to be delivered, to Seller the additional closing deliverables set forth in Appendix B-2.

Additional Conditions Precedent to Each Party’s Obligations to Close:
In addition to the conditions precedent set forth in Section 5.1 of the Agreement, the obligation of Purchaser and Seller to Close is subject to the additional conditions precedent set forth in Appendix B-3.

App. B - 1

Additional Conditions Precedent to Purchaser’s Obligations to Close:	In addition to the conditions precedent set forth in Section 5.2 of the Agreement, the obligation of Purchaser to Close is subject to the additional conditions precedent set forth in Appendix B-4.
Additional Conditions Precedent to Seller’s Obligations to Close:	In addition to the conditions precedent set forth in Section 5.3 of the Agreement, the obligation of Seller to Close is subject to the additional conditions precedent set forth in Appendix B-5.
IV. Termination Rights
By Either Party:	Not applicable.
By Purchasers:	Not applicable.
By Seller:	Not applicable.
V. Indemnification Provisions

App. B - 2

Additional Seller Indemnity Obligations:
The Seller agrees to indemnify each Purchaser Indemnified Party, in respect of, and hold each harmless from and against any Loss suffered by such Purchaser Indemnified Party (including a Purchaser Indemnified Party’s proportionate share of any Loss suffered by Project Company) in connection with (i) any Person claiming breach of Environmental Law or (ii) any action taken by a Governmental Authority against the Wind Project including, without limitation, any action taken by a Person related to groundwater contamination at or adjacent to the Wind Project (the “Special Indemnity”), provided that, notwithstanding anything to the contrary in this Appendix B or the Agreement:

(a)    the Special Indemnity shall not include any action by a Governmental Authority which is the result of a change in Law or a regulatory decision of general application that would apply to all or substantially all of the utility-scale renewable wind assets operating in Ontario;
(b)    the Special Indemnity shall only apply and is limited to Losses arising from (i) any action taken by a Person (including, for certainty, a Governmental Authority) within 12 months following the Closing Date (by way of example and not limitation, the introduction of legislation, the filing of a claim in a court of competent jurisdiction or the commencement of a proceeding at the Environmental Review Tribunal), or (ii) any amendment, termination, modification, revocation, suspension or other adverse change to the PPA or any Permit which is implemented by a Governmental Authority within 12 months following the Closing Date, in the case of both (i) and (ii) if and only to the extent such Loss is incurred or becomes quantifiable within the 12 months following the Closing Date;
(c)    any recovery under the Special Indemnity will only be available to the extent the actual costs incurred in dealing with the action taken by a Person (including, for certainty, a Governmental Authority) that gave rise to the Loss exceed amounts budgeted in the Financial Model or other contingencies or reserves established to deal with such action; and
(d)    the maximum liability of the Seller pursuant to the Special Indemnity shall be capped at $5 million in the aggregate (for the avoidance of doubt, any liability of the Seller pursuant to the Special Indemnity shall not be included in the calculation of the Seller’s maximum aggregate liability pursuant to Section 6.2(b)(i)).
The deadline for making a claim under this Special Indemnity shall be 14 calendar days following the end of the 12-month period following the Closing Date. Section 6.7 of the Agreement applies, mutatis mutandis, to any claim under this Special Indemnity. Section 6.2(a) of the Agreement applies, mutatis mutandis, to any claim under this Special Indemnity, provided that amounts for which the Seller would otherwise be liable under this Special Indemnity shall be aggregated with the amount of all Claims for which it would, in the absence of Section 6.2(a), be liable under Article 6 for purposes of calculating whether the Basket Amount has been exceeded.

App. B - 3

Seller, on behalf of Riverstone/Carlyle Renewable and Alternative Energy Fund II, L.P., a Delaware limited partnership, and Purchaser will deliver to each other party at Closing an executed copy of the Limited Guaranty, in the form attached as Appendix F.

Additional Purchaser Indemnity Obligations:	Not applicable
Survival Period:
Until the date that is 12 months after the Closing, except for (i) the representations and warranties in Sections 2.1, 2.2, 2.3(a), 2.6 and 2.11 and any claim for any breach of any representation or warranty involving actual fraud or willful misrepresentation, which shall survive until the expiration of the relevant statute of limitations, (ii) the representation and warranty in Section 2.18 with respect to the Indebtedness of the Project Company, the General Partner and their respective Subsidiaries, which shall survive until the date that is the later of: (A) 6 months after the Closing; and (B) 3 months following the completion of the Project Company's first annual audited financial statements, and (iii) the representations and warranties in Section 2.9, which shall survive until the date that is 60 days after the expiration of the period, if any, during which an assessment, reassessment or other form of recognized written demand assessing liability for Tax, interest or penalties under applicable Law in respect of any taxation year to which such representations and warranties relate could be issued to the Project Company (the “Survival Period”).

Limitation on Liability:	“Basket Amount”:	1% of the Aggregate Purchase Price
	“Seller’s Maximum Liability”:	11% of the Aggregate Purchase Price
	“Purchaser’s Maximum Liability”:	11% of the Aggregate Purchase Price
Additional Refund or Reimbursement Obligations:	By Purchaser or Purchaser Indemnified Party: 1. None By Seller or Seller Indemnified Party: 1. None
VI. Additional Transaction Terms
Required Governmental Approvals:	1. None
Persons with Knowledge:	Seller’s Persons with Knowledge: Kim Sachtleben, Daniel Elkort, Kristen Haas, Andrew Collingwood and Frank Davis PEGI’s Persons with Knowledge: Esben Pedersen, Michael Lyon, Dyann Blaine and Kim Liou
Additional Assignment Rights:
Assignment Rights of Seller: None

Assignment Rights of Purchaser: Notwithstanding anything herein to the contrary, PCFC (on behalf of PEGI) shall assign its rights to acquire the Project Company Acquired Interests to New North Kent Wind 1 LP Holdco, as contemplated by Part I of Appendix C.

App. B - 4

Governing Law:	New York
Notice Information:	To Seller:	c/o Pattern Energy Group LP 1088 Sansome St. San Francisco, CA 94111 Attention: General Counsel Phone: 415-283-4000 Fax: 415-362-7900
	To PEGI:	c/o Pattern Energy Group Inc. 1088 Sansome St. San Francisco, CA 94111 Attention: General Counsel Phone: 415-283-4000 Fax: 415-362-7900

App. B - 5

APPENDIX B-1:
ADDITIONAL CLOSING DELIVERABLES OF SELLER

1.	Not applicable.

App. B-1 - 1

APPENDIX B-2:
ADDITIONAL CLOSING DELIVERABLES OF PURCHASER

1.	Not applicable.

App. B-2 - 1

APPENDIX B-3:
ADDITIONAL CONDITIONS PRECEDENT TO
EACH PARTY’S OBLIGATIONS TO CLOSE

1.	None.

App. B-3 - 1

APPENDIX B-4:
ADDITIONAL CONDITIONS PRECEDENT TO
PURCHASER’S OBLIGATIONS TO CLOSE

1.	None.

App. B-4 - 1

APPENDIX B-5:
ADDITIONAL CONDITIONS PRECEDENT TO
SELLER’S OBLIGATIONS TO CLOSE

1.	None.

App. B-5 - 1

APPENDIX C: ACQUIRED INTERESTS; WIFN LOAN; OWNERSHIP STRUCTURE;
AND WIND PROJECT INFORMATION

NORTH KENT WIND 1 TRANSACTION
I. Acquired Interests; WIFN Loan & Ownership Structure
Project Company:	North Kent Wind 1 LP
Purchaser:	Pattern Canada Finance Company ULC (“PCFC”)
Acquired Interests:
PEGI (indirectly acquired by PCFC):

99.98% of a 34.99% limited partner interest in the Project Company (the “Project Company Acquired Interests”)

100% interest in Pattern North Kent Wind 1 GP Holdings Inc. (“Pattern North Kent Wind 1 GP Holdco”) (which shall, following the Closing, own a 0.02% general partner interest in New North Kent Wind 1 LP Holdco (as defined below))

WIFN Loan:
All of the Seller’s or Seller’s Affiliates right, title and interest in the loan agreement dated May 2, 2017 among WIFN NK Borrower LP, as borrower, SRE North Kent 1 LP Holdings LP, as lender, and Pattern North Kent Wind 1 LP Holdings LP (“North Kent Wind 1 LP Holdings”), as lender.

Subsidiary Transferor(s):	PRHC Holdings LP, an Ontario limited partnership (“PRHC Holdings”)

App. C - 1

Direct or Indirect Co-Owners of Project Company:
Immediately prior to the Closing:

1.    North Kent Wind 1 LP Holdings will hold 34.99% of the limited partnership interests in the Project Company (the balance of the limited partnership interests in the Project Company will be held by SRE North Kent 1 LP Holdings LP (34.99%), WIFN NK Investor LP (15%) and Entegrus Renewable Energy Inc. (15%));

2.    PRHC Holdings will hold 100% of the issued and outstanding shares in the capital of Pattern North Kent Wind 1 GP Holdco;

3.    Pattern North Kent Wind 1 GP Holdco will hold 50% of the issued and outstanding shares in the capital of the General Partner (and the balance of the issued and outstanding shares in the capital of the General Partner will be held by SRE North Kent 1 GP Holdings Inc. (50%));

4.    The General Partner will hold a 0.02% general partner interest in the Project Company; and

5.    PCFC will hold a nominal interest in a new limited partnership to be created prior to Closing, North Kent Wind 1 LP Holdings LP (“New North Kent Wind 1 LP Holdco”) and a newly-formed wholly-owned subsidiary of PCFC, Temp North Kent Wind 1 Holdings Inc. (“New JV Inc.”), will hold, as general partner of New North Kent Wind 1 LP Holdco, the remaining interest in New North Kent Wind 1 LP Holdco.

At Closing:

1.    North Kent Wind 1 LP Holdings will be dissolved so that (i) PRHC Holdings will be the holder of 99.98% of the 34.99% limited partnership interest in the Project Company and 99.98% of the WIFN Loan and (ii) Pattern North Kent Wind 1 GP Holdco will be the holder of 0.02% of the 34.99% limited partnership interest in the Project Company and 0.02% of the WIFN Loan;

2.    Pattern North Kent Wind 1 GP Holdco shall then transfer its limited partnership interest in the Project Company and the WIFN Loan to PRHC Holdings, such that PRHC Holdings holds a 34.99% limited partnership interest in the Project Company and the WIFN Loan;

3.    PCFC will subscribe for that number of limited partnership units of New North Kent Wind 1 LP Holdco that is equal to 99.98% of the aggregate number of issued and outstanding units of New North Kent Wind 1 LP Holdco to be issued for an aggregate amount equal to the value of 99.98% of a 34.99% limited partnership interest in the Project Company;

4.    PCFC will acquire from PRHC Holdings 100% of the issued and outstanding shares in the capital of Pattern North Kent Wind 1 GP Holdco;

5.    New North Kent Wind 1 LP Holdco, on behalf of PCFC, will acquire from PRHC Holdings a 34.99% limited partnership interest in the Project Company and the WIFN Loan; and

6.    Pattern North Kent Wind 1 GP Holdco will acquire from New JV Inc. its interests as general partner in New North Kent Wind 1 LP Holdco.

App. C - 2

Consequently, immediately following the Closing:

1.    PCFC will hold a 99.98% interest in New North Kent Wind 1 LP Holdco which owns a 34.99% limited partnership interest in the Project Company and the WIFN Loan; and

2.    PCFC will hold a 100% interest in Pattern North Kent Wind 1 GP Holdco.

II. Wind Project Information
Wind Project:	Expected nameplate capacity: 100 MW Location: Municipality of Chatham-Kent, Province of Ontario Turbine type and manufacturer: SWT-3.2-113 Model, Siemens Canada Limited Number of turbines: 34
Commercial Operation Date of Wind Project:	February 22, 2018

App. C - 3

Permits & Governmental Approvals:
1.    HONI Customer Impact Assessment dated March 7, 2016
2.    System Impact Assessment Report dated March 7, 2016
3.    Renewable Energy Approval Number 5272-A9FHRL issued June 29, 2016
4.    NAV Canada – Land Use Proposal Submission Clearance Letters dated December 13, 2016 (NAV Canada File 16-2915)
5.    Ministry of Tourism Culture and Sport – Heritage Act Archaeological Stage 1 Clearance Letter dated May 5, 2015
6.    Ministry of Tourism Culture and Sport – Heritage Act Archaeological Stage 2 Clearance Letter dated November 12, 2015
7.    St. Clair Region Conservation Authority (SCRCA) Permits No. 11228A –11228Y (including amended 11228F, 11228S and 11228X), 11258, 11260A-11260C, 11260E-11260Z, 11260AZ, and 11269A-11269K
8.    North Kent Species at Risk Approval Letter dated December 2, 2016
9.    IESO Notice to Proceed dated August 12, 2016
10.    Electricity Generation License #EG-2016-0342 dated January 19, 2017
11.    Drainage Act permits (Stewart Weaver Mills Drain, Lower Parrot Drain, Strain Drain and Sylvester Drain)
12.    Entrance Permits from the Municipality of Chatham Kent nos.:
(a)    PRPW201700403 - PRPW201700408 (inclusive)
(b)    PRPW201700504
(c)    PRPW201700506 - PRPW201700516 (inclusive)
(d)    PRPW201700518 - PRPW201700521 (inclusive)
(e)    PRPW201700523 - PRPW201700528 (inclusive)
(f)    PRPW201700530 - PRPW201700531
13.    Transport Canada – Update Submitted to the Aeronautical Assessment Form for Obstruction Marking and Lighting, previously approved November 22, 2016 with file number ATS-16-17-00071165
14.    Lower Thames Valley Conservation Authority (LTVCA) Permits No. 096-2017, 097-2017, 098-2017, 099-2017 and 100-2017

App. C - 4

15.    Municipality of Chatham-Kent Building Permits No. PRBD201700912-BD1, PRBD201700913-BD1, PRBD201700914-BD1, PRBD201701058-BD1, PRBD201701074-BD1, PRBD201701075-BD1, PRBD201701076-BD1, PRBD201701086-BD1, PRBD201701092-BD1, PRBD201701093-BD1, PRBD201701094-BD1, PRBD201701095-BD1, PRBD201701096-BD1, PRBD201701097-BD1, PRBD201701098-BD1, PRBD201701099-BD1, PRBD201701100-BD1, PRBD201701101-BD1, PRBD201701102-BD1, PRBD201701103-BD1, PRBD201701104-BD1, PRBD201701105-BD1, PRBD201701106-BD1, PRBD201701107-BD1, PRBD201701108-BD1, PRBD201701109-BD1, PRBD201701110-BD1, PRBD201701111-BD1, PRBD201701112-BD1, PRBD201701113-BD1, PRBD201701114-BD1, PRBD201701115-BD1, PRBD201701159-BD1, PRBD201701212-BD1, PRBD201701276-BD1
16.    IESO - Authorization as Market Participant issued on August 10, 2017
17.    IESO – Authorization to Connect issued on December 12, 2017
18.    IESO – Authorization to Generate issued on April 13, 2018
19.    Electrical Safety Authority - Certificate of Inspection dated February 1, 2018
20.    Ministry of Natural Resources and Forestry approval of Operational Mitigation Plan for endangered bird and bat species dated December 20, 2017
21.    Ministry of Transportation - Encroachment Permit No. EC-2016-31L-423 and EC-2016-31L-424 for Collection System issued in accordance with the Public Transportation and Highway Improvement Act (Ontario)
22.    Ministry of Transportation Building and Land Use Permit no. BL-2017-31L-35, BL-2017-31L-36, BL-2017-31L-37 and BL-2017-31L-38 issued in accordance with the Public Transportation and Highway Improvement Act (Ontario)

Legal description of Wind Project site (i.e., real property description):	See the leases as described in Exhibit I to Appendix D and the easements as described in Exhibit II to Appendix D.

App. C - 5

APPENDIX D: DOCUMENTS & KEY COUNTERPARTIES

NORTH KENT WIND 1 TRANSACTION
I. Material Project Agreements

App. D - 1

Certain documents referenced in the Term Loan Agreement:
1.    The engineering, procurement and construction contract dated December 8, 2016 between the SRE NK1 EPC LP and North Kent Wind 1 LP with respect to the engineering, procurement and construction for the Project (the “EPC Contract”).
2.    The engineering, procurement and construction subcontract dated December 8, 2016 between the RES Canada Construction (Ontario) LP and SRE NK1 EPC LP with respect to the engineering, procurement and construction for the Project (the “EPC Subcontract”).
3.    The guarantee agreement dated as December 8, 2016 by Renewable Energy Systems Holdings Limited in favour of SRE NK1 EPC LP (the “EPC Subcontract Guarantee”).
4.    The general assignment of agreements dated as of May 4, 2017 by SRE NK1 EPC LP in favour of North Kent Wind 1 LP (the “EPC Security Agreement”).
5.    Each lease, license, occupancy or tenancy agreement, land use permit or license to occupy Crown lands or binding agreement to lease, license or occupy in respect of any real property necessary for the development, maintenance or operation of the Wind Project, which are described in Exhibit I to this Appendix D (the “Leases”).
6.    All easements, rights-of-way and rights in the nature of easements necessary for the development, maintenance or operation of the Wind Project, which are described in Exhibit II to this Appendix D (the “Easements”).
7.    The management, operation and maintenance services agreement dated as of May 4, 2017 between the Project Company and Pattern Operators Canada ULC with respect to the Wind Project (the “MOMA”).
8.    The project administration agreement between SRE Wind PA LP and North Kent Wind 1 LP dated as of May 4, 2017 (the “Project Administration Agreement”).
9.    The amended and restated limited partnership agreement of the Project Company dated May 2, 2017 between the General Partner, Pattern North Kent Wind 1 LP Holdings LP, SRE North Kent 1 LP Holdings LP, WIFN NK Investor LP and Entegrus Renewable Energy Inc. (the “Partnership Agreement”).
10.    The power purchase agreement (Identification Number F-003963-WIN-KC3-610) dated as of April 1, 2015 between the Independent Electricity System Operator and the North Kent Wind 1 LP (the “Power Purchase Agreement”).
11.    The wind turbine generator and tower supply and commissioning agreement dated as of March 27, 2017 between Siemens Wind Power Limited and North Kent Wind 1 LP (the “Turbine Supply Agreement”).
12.    The parent company guarantee and consent dated March 27, 2017 by Siemens A.G. in favour of North Kent Wind 1 LP (the “Turbine Supplier Parent Guarantee”).

App. D - 2

13.    The service and maintenance agreement date as of March 27, 2017 between North Kent Wind 1 LP and Siemens Wind Power Limited (the “Service and Maintenance Agreement”).
14.    The parent company guarantee and consent dated March 27, 2017 by the Siemens A.G. in favour of North Kent Wind 1 LP (the “Service and Maintenance Agreement Parent Guarantee”).
15.    The generation facility connection and cost recovery agreement dated January 27, 2017 between Hydro One Networks Inc. and North Kent Wind 1 LP (the “Connection Cost Recovery Agreement”).
16.    The equity contribution agreement dated May 4, 2017 between the Samsung Renewable Energy Inc., Pattern Renewable Energy Holdings Canada ULC, WIFN NK Investor LP, Entegrus Renewable Energy Inc., North Kent Wind 1 LP and the Bank of Montreal, as Collateral Agent (the “Equity Contribution Agreement”).
17.    The road use agreement dated August 2, 2016 between North Kent Wind 1 LP and The Corporation of The Municipality of Chatham-Kent (the “Road Use Agreement”).
18.    The transmission connection agreement dated as of November 15, 2017 between North Kent Wind 1 LP and Hydro One Networks Inc. (the “Interconnection Agreement”).

Certain other documents:	None.
II. Reports, Other Deliverables and Consultants
Environmental Consultant:	Arcadis Canada Inc.
Environmental Reports:	Phase One Environmental Site Assessment Report dated January 16, 2017 Limited Phase II Environmental Site Assessment Report dated January 16, 2017
Independent Engineer:	GL Garrad Hassan Canada, Inc.
Independent Engineer’s Report:	Independent Engineer’s Report dated May 2, 2017
Title Company:	Chicago Title Insurance Company
Title Policy:	Title Insurance dated May 4, 2017, Policy No. 09-07112016-532265-1
Wind Consultant:	Sgurr Energy Ltd.
Wind Energy and Resource Assessment Report:	Wind Consultant’s Report dated March 14, 2017
Insurance Consultant:	Moore-McNeil, LLC

App. D - 3

Insurance Consultant’s Report:	Insurance Consultant’s Report dated May 1, 2017
Insurance Policies:	Property All Risk, Policy Number PER 19 WPO 0093 Commercial General Liability, Policy Number CGL 324204 Auto Liability, Policy Number CAC426198 Umbrella Liability, Policy Number XBC326179
Local Content Consultant:	PowerHub Inc.
Local Content Report:	Local Content Consultant’s Report dated December 15, 2016
Transmission Consultant:	Not Applicable
Transmission Consultant’s Report:	Not Applicable
Cost Segregation Consultant:	Not Applicable
Cost Segregation Report:	Not Applicable
Accountant:	Not Applicable
III. Financing Arrangements
Term Loan Agreement:
Credit agreement made as of May 4, 2017 among the Project Company, as borrower, the General Partner, as guarantor, Bank of Montreal, as administrative agent, Bank of Montreal, as collateral agent, and the financial institutions from time to time party thereto.

App. D - 4

Other Financing Arrangements:
1.    The documents listed in clauses (a) through (m) of the definition of “Loan Documents” in the Term Loan Agreement, in each case without any amendments thereto.
2.    The documents listed in clauses (a) through (n) of Section 10.01(1) of the Term Loan Agreement.
3.    1992 ISDA Master Agreement (Multicurrency–Cross Border) and related Schedule between Bank of Montreal and the North Kent Wind 1 LP, in its capacity as general partner of the Project Company, dated as of May 4, 2017.
4.    1992 ISDA Master Agreement (Multicurrency–Cross Border) and related Schedule between Canadian Imperial Bank of Commerce and the North Kent Wind 1 LP, in its capacity as general partner of the Project Company, dated as of May 4, 2017.
5.    1992 ISDA Master Agreement (Multicurrency–Cross Border) and related Schedule between National Bank of Canada and North Kent Wind 1 LP, in its capacity as general partner of the Project Company, dated as of May 4, 2017.
6.    1992 ISDA Master Agreement (Multicurrency–Cross Border) and related Schedule between Sumitomo Mitsui Trust Bank, Limited, New York Branch and the North Kent Wind 1 LP, in its capacity as general partner of the Project Company, dated as of November May 4, 2017.

Indirect Financing Arrangements:	Loan Agreement dated March 16, 2016 (as amended in accordance with its terms, the “Loan Agreement”) together with the documents listed in Section 4.1 of the Loan Agreement.
Amendments to any document in this Part III of Appendix D	None.
IV. Equity and Co-Ownership Arrangements & Key Counterparties
Equity Contribution Agreement:
The equity contribution agreement dated May 4, 2017 between the Samsung Renewable Energy Inc., Pattern Renewable Energy Holdings Canada ULC, WIFN NK Investor LP, Entegrus Renewable Energy Inc., North Kent Wind 1 LP and the Bank of Montreal, as Collateral Agent.

Tax Equity Investors:	Not applicable
V. First Nations Matters
Benefit Agreements with First Nations:	None.
First Nations with which the Project Company or its Subsidiaries has had active consultation in developing the Wind Project:	Walpole Island First Nation

App. D - 5

First Nations with which the Project Company or its Subsidiaries has had limited consultation in developing the Wind Project:
Aamjiwnaang First Nation
Caldwell First Nation
Chippewas of Kettle and Stony Pont
Chippewas of the Thames First Nation
Delaware Nation (Moravian of the Thames)
Haudenosaunee Confederacy Chief Council
Munsee-Delaware Nation
Oneida Nation of the Thames

Potential Disputes:	Not applicable.
VI. Groundwater Matters
Potential Disputes:
There have been numerous news reports and landowner complaints alleging potential groundwater contamination at or in proximity to the Wind Project and the Ontario government is investigating the allegations. On July 13, 2016 Kevin Jacubec (the “Appellant”) commenced a proceeding under section 142.1(2) of the Environmental Protection Act, R.S.O. 1990, c. E.18, as amended, at the Environmental Review Tribunal (“ERT”) appealing the Wind Project’s Renewable Energy Approval (Number 5272-A9FHRL) on the grounds that the Wind Project will cause serious harm to human health and serious and irreversible harm to the natural environment (the “Appeal”). The Appellant and the Wind Project subsequently agreed to a mediated settlement of the matter. On October 5, 2016 the Appellant requested that the ERT dismiss the Appeal. The Appeal was dismissed by ERT on October 6, 2016.

On July 19, 2019 the Government of Ontario formally announced a health hazard investigation on approximately 200 privately-owned water wells across Chatham-Kent.

On July 29, 2019 Seller became aware that, on July 12, 2019, Christine Burke, a private citizen residing at 7268 Bay Line, Dover Centre, Ontario, did swear an Information before the Ontario Court of Justice (West Region) alleging reasonable and probable grounds that Seller did unlawfully discharge contaminants, including black shale and potentially hazardous metals into the natural environment in an unlawful manner that caused or is likely to cause an adverse effect. Also on July 29, 2019 Seller became aware that a charge under the Environmental Protection Act (Ontario) had been levied against Seller and that a summons to appear in court will be served on Seller.

App. D - 6

Exhibit I to Appendix D

Leases

Parcel No.	ID No.	Registered Owner	Legal Description Registry Office No. 24 Kent	All PINs	Details of Charged Interest
NKW1	T35	PUGH, GORDON PIERSON PUGH, MARY FRANCES	PIN 00738-0040 (LT) PT LT 8 CON 4 CHATHAM AS IN 539471 (FIRSTLY); MUNICIPALITY CHATHAM−KENT	00738-0040	Notice of Lease from Gordon Pierson Pugh and Mary Frances Pugh to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 25, 2017 as Instrument No. CK127969.
NKW2	T36	COUTURE FLATLAND FARMS INC.	PIN 00741-0005 (LT) SW 1/4 LT 2 CON 5 CHATHAM; S/T 282739; CHATHAM−KENT	00741-0005	Notice of Lease from Couture Flatland Farms Inc. to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 27, 2017 as Instrument No. CK128063.
NKW3	T12	SMYTH, PAUL LESLIE SMYTH, LEE ANN	PIN 00742-0070 (LT) PT LT 9 CON 6 CHATHAM AS IN 557588 LYING W OF CALEDONIA RD; CHATHAM−KENT	00742-0070	Notice of Lease from Paul Leslie Smyth and Lee Ann Smyth to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered February 7, 2017 as Instrument No. CK128428.
NKW4	Subsation O&M Building	SMYTH, PAUL LESLIE SMYTH, LEE ANN	PIN 00742-0071 (LT) PT LT 8 CON 6 CHATHAM AS IN 652273; CHATHAM−KENT	00742-0071	Notice of Lease from Paul Leslie Smyth and Lee Ann Smyth to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered February 7, 2017 as Instrument No. CK128427.
NKW6	T38	HERITAGE ACRES INC.	PIN 00745-0013 (LT) NE1/2 OF NW1/2 LT 3 CON 7 CHATHAM; CHATHAM−KENT	00745-0013	Notice of Lease from Heritage Acres Inc. to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 31, 2017 as Instrument No. CK128174.
NKW8	T06	GRIFFITH, ROBERT GORDON GRIFFITH, JANET CATHERINA	PIN 00745-0076 (LT) PT LT 6 CON 8 CHATHAM AS IN 580459; CHATHAM−KENT	00745-0076	Notice of Lease from Robert Gordon Griffith and Janet Catherina Griffith to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 27, 2017 as Instrument No. CK128054.
NKW9	T07	MACKNESS, DENNIS HAROLD MACKNESS, CAROL ANNE	PIN 00746-0014 (LT) PT LT 9 CON 7 CHATHAM AS IN 537488; CHATHAM−KENT	00746-0014	Notice of Lease from Dennis Harold Mackness and Carol Anne Mackness to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 27, 2017 as Instrument No. CK128057.

App. D - 7

Parcel No.	ID No.	Registered Owner	Legal Description Registry Office No. 24 Kent	All PINs	Details of Charged Interest
NKW10	T31	FOXBURG ENTERPRISES INC.	PIN 00746-0056 (LT) PT LT 7 CON 7 CHATHAM AS IN 606879; CHATHAM−KENT	00746-0056	Notice of Lease from Foxburg Enterprises Inc. to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 31, 2017 as Instrument No. CK128176.
NKW12	T49	STALLAERT, ALLAN CORY 1002069 ONTARIO LTD.	PIN 00749-0028 (LT) PT LT 5 CON 9 CHATHAM AS IN 578231; S/T CH38268; CHATHAM−KENT	00749-0028	Notice of Lease from Allan Cory Stallaert and Eric Lee Stallaert to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered February 2, 2017 as Instrument No. CK128294.
NKW13	T26	RENATA FARMS LTD.	PIN 00749-0052 (LT) PART OF LOT 4, CON 10, CHATHAM AS IN 416350; S/T CH39945; MUNICIPALITY CHATHAM−KENT	00749-0052	Notice of Lease from Renata Farms Ltd. to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 31, 2017 as Instrument No. CK128172.
NKW14	T14	O’NEIL, PATRICK EDWARD	PIN 00749-0068 (LT) LT 1 PL 312B CHATHAM; CHATHAM−KENT	00749-0068	Notice of Lease from Patrick Edward O’Neil to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 25, 2017 as Instrument No. CK127965.
NKW15	T27	JANOVICEK FARMS LIMITED	PIN 00749-0077 (LT) PT LT 5 CON 10 CHATHAM AS IN 538550; CHATHAM−KENT	00749-0077	Notice of Lease from Janovicek Farms Limited to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 27, 2017 as Instrument No. CK128060.
NKW16	T15	LUNDY, JAMES ROBERT LUNDY, JANE MARIE LUNDY, DANIEL JAMES	PIN 00749-0096 (LT) PT LT 1 CON 10 CHATHAM AS IN 631056, EXCEPT PT 1 24R7702; CHATHAM−KENT	00749-0096	Notice of Lease from James Robert Lundy, Jane Marie Lundy and Daniel James Lundy to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 20, 2017 as Instrument No. CK127827.
NKW17	T30	JANOVICEK FARMS LIMITED	PIN 00750-0044 (LT) PT LT 10−11 CON 9 CHATHAM AS IN 473722 & 485791 EXCEPT D1204; CHATHAM−KENT	00750-0044	Notice of Lease from Janovicek Farms Limited to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 27, 2017 as Instrument No. CK128061.
NKW18	T28	JANOVICEK FARMS LIMITED JANOVICEK, DENNIS PAUL JANOVICEK, STEVEN	PIN 00750-0048 (LT) PT LT 12 CON 9 CHATHAM AS IN 658835; CHATHAM−KENT	00750-0048	Notice of Lease from Janovicek Farms Limited, Dennis Paul Janovicek and Steven Janovicek to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 27, 2017 as Instrument No. CK128056.

App. D - 8

Parcel No.	ID No.	Registered Owner	Legal Description Registry Office No. 24 Kent	All PINs	Details of Charged Interest
NKW19	T32	JANOVICEK FARMS LIMITED	PIN 00750-0066 (LT) PT LT 8 CON 9 CHATHAM AS IN 629481, EXCEPT D1204, S/T 629481; S/T CH35361; MUNICIPALITY CHATHAM−KENT	00750-0066	Notice of Lease from Janovicek Farms Limited to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 27, 2017 as Instrument No. CK128062.
NKW20	T03	MILLARD, JAMES PAUL MILLARD, MICHELLE RENEE	PIN 00753-0019 (LT) PART OF LOT 6, CONCESSION 11, GEOGRAPHIC TOWNSHIP OF CHATHAM, DESIGNATED AS PART 2, 24R4420; MUNICIPALITY CHATHAM−KENT	00753-0019	Notice of Lease from James Paul Millard and Michelle Renee Millard to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 25, 2017 as Instrument No. CK127974.
NKW21	T04	MILLARD, JAMES PAUL MILLARD, MICHELLE RENEE	PIN 00753-0020 (LT) PART OF LOT 6, CONCESSION 11, GEOGRAPHIC TOWNSHIP OF CHATHAM, DESIGNATED AS PART 1, 24R4420; MUNICIPALITY CHATHAM−KENT	00753-0020	Notice of Lease from James Paul Millard and Michelle Renee Millard to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 25, 2017 as Instrument No. CK127972.
NKW22	T05 T52	FOX, ALANA JEANNE	PIN 00753-0024 (LT) PART OF LOTS 1 & 2, CONCESSION 12, GEOGRAPHIC TOWNSHIP OF CHATHAM AS IN 648138; S/T 194307, CH43090; MUNICIPALITY CHATHAM−KENT	00753-0024	Notice of Lease from Alana Jeanne Fox to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 31, 2017 as Instrument No. CK128170.
NKW23	T44	DECAN, BONNIE ELIZABETH	PIN 00753-0116 (LT) PART OF LOT 2, CONCESSION 11, GEOGRAPHIC TOWNSHIP OF CHATHAM AS IN 513260 EXCEPT PART 1, 24R9302; MUNICIPALITY CHATHAM−KENT	00753-0116	Notice of Lease from Bonnie Elizabeth Decan to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 31, 2017 as Instrument No. CK128242.

App. D - 9

Parcel No.	ID No.	Registered Owner	Legal Description Registry Office No. 24 Kent	All PINs	Details of Charged Interest
NKW24	T45 T46	DEGOEY, MILDRED ANN DEGOEY, WILLIAM ANTHONY BUSHEY, MARGARET JO−ANN BREEN, JANE ANNE	PIN 00754-0173 (LT) PART OF LOTS 9 & 10, CONCESSION 11, GEOGRAPHIC TOWNSHIP OF CHATHAM AS IN 609562 EXCEPT PART 1, 24R9031; SUBJECT TO AN EASEMENT AS IN CH35435; MUNICIPALITY CHATHAM−KENT	00754-0173
Notice of Lease from Mildred
   Ann Degoey, William
Anthony Degoey, Margaret JoAnn Bushey and Jane Anne Breen to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 31, 2017 as Instrument No.
CK128240.

NKW25	T33	JENGA FARMS LTD.	PIN 00756-0006 (LT) E1/2 LT 2 CON 13 CHATHAM; CHATHAM−KENT	00756-0006	Notice of Lease from Jenga Farms Ltd. to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 25, 2017 as Instrument No. CK127966.
NKW26	T34	HERITAGE ACRES INC.	PIN 00756-0031 (LT) SE1/4 LT 2 CON 14 CHATHAM EXCEPT PT 1 24R1480; CHATHAM−KENT	00756-0031	Notice of Lease from Heritage Acres Inc. to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 20, 2017 as Instrument No. CK127834.
NKW27	T20	EAGLESON, DAVID KENNEDY	PIN 00757-0019 (LT) W1/2 LT 10 CON 13 CHATHAM; CHATHAM−KENT	00757-0019	Notice of Lease from David Kennedy Eagleson to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 20, 2017 as Instrument No. CK127831.
NKW28	T21 M- North	EWING, SCOTT STEWART EWING, STACEY	PIN 00757-0020 (LT) E1/2 LT 10 CON 13 CHATHAM S/T RESERVATION IN 549792; CHATHAM−KENT	00757-0020	Notice of Lease from Scott Stewart Ewing and Stacey Ewing to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 20, 2017 as Instrument No. CK127826.
NKW29	T43	EWING, BURTON DEAN	PIN 00757-0021 (LT) PT LT 11 CON 13 CHATHAM AS IN 587367; CHATHAM−KENT	00757-0021	Notice of Lease from Burton Dean Ewing to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 25, 2017 as Instrument No. CK127967.
NKW30	T43 Overhang	EWING, RODNEY BURTON EWING, ANNE MARIE	PIN 00757-0022 (LT) PT LT 11 CON 13 CHATHAM AS IN 660729; CHATHAM−KENT	00757-0022	Notice of Lease from Rodney Burton Ewing and Anne Marie Ewing to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 27, 2017 as Instrument No. CK128099.

App. D - 10

Parcel No.	ID No.	Registered Owner	Legal Description Registry Office No. 24 Kent	All PINs	Details of Charged Interest
NKW31	T19	LOUAGIE, VERA EMILY	PIN 00771-0020 (LT) PT LT 24 CON 9 DOVER AS IN 541212; S/T DO30631; CHATHAM−KENT	00771-0020	Notice of Lease from Vera Emily Louagie to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 25, 2017 as Instrument No. CK127970.
NKW32	T23 Road	FOX, JEANNE	PIN 00771-0070 (LT) PT LT 22 EAST BALDOON ROAD DOVER PT 2, 24R2798; S/T DO27819; CHATHAM−KENT	00771-0070	Notice of Lease from Jeanne Fox to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 31, 2017 as Instrument No. CK128179.
NKW33	T51	FOX, ALANA JEANNE	PIN 00771-0087 (LT) PT LT 24 CON 9 DOVER AS IN 543179, EXCEPT PT 1, 2 & 3, 24R5356 & PT 1, 24R3876; S/T DO27465, DO29383, DO29384; CHATHAM−KENT	00771-0087	Notice of Lease from Alana Jeanne Fox to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 31, 2017 as Instrument No. CK128177.
NKW34	T23	FOX, JEANNE	PIN 00771-0093 (LT) NE 1/2 LT 23 EAST BALDOON ROAD DOVER; NE 1/2 LT 24 EAST BALDOON ROAD DOVER EXCEPT PT 1, 24R4878; CHATHAM−KENT	00771-0093	Notice of Lease from Jeanne Fox to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 31, 2017 as Instrument No. CK128178.
NKW35	T42	DELRUE, LARRY	PIN 00775-0018 (LT) SE1/2 LT 20 CON 8 DOVER EXCEPT PT 7, D1049; S/T 263888; MUNICIPALITY CHATHAM−KENT	00775-0018	Notice of Lease from Larry Delrue to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered February 28, 2017 as Instrument No. CK128963.
NKW36	T39	LESY, GRETA LUCIE LESY, CHRISTINE MARIE	PIN 00775-0041 (LT) LT 18 WEST BALDOON ROAD DOVER EXCEPT 604641, PT 1, 24R3864 & PT 9, 24R4352; CHATHAM−KENT	00775-0041	Notice of Lease from 1438390 Ontario Limited to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered January 31, 2017 as Instrument No. CK128241.
NKW37	T41	1438390 ONTARIO LIMITED	PIN 00775-0057 (LT) LT 16 EAST BALDOON ROAD DOVER EXCEPT PT 1, 24R4952; CHATHAM−KENT	00775-0057	Notice of Lease from Greta Lucie Lesy and Christine Marie Lesy to North Kent Wind 1 GP Inc. and North Kent Wind 1 LP registered February 6, 2017 as Instrument No. CK128401.

App. D - 11

Parcel No.	ID No.	Registered Owner	Legal Description Registry Office No. 24 Kent	All PINs	Details of Charged Interest
NKW39 NKW40	T73 M- South	SMITH, DOUGLAS HAROLD SMITH, COLLEEN	PIN 00780-0078 (LT) PT LT 20 CON 6 DOVER AS IN 416040 EXCEPT PT 1, 24R6270 & PT 1, 24R7187; S/T 264267; CHATHAM−KENT	00780-0078
(T73)
Notice of Lease from Douglas Harold Smith and Colleen Smith to North Kent Wind 1 GP Inc. and North Kent Wind
1 LP registered January 25, 2017 as Instrument No. CK127968.
(M-South)
Notice of Lease from Douglas Harold Smith and Colleen Smith to North Kent Wind 1 GP Inc. and North Kent Wind
1 LP registered January 31, 2017 as Instrument No.
CK128158.

App. D - 12

Exhibit II to Appendix D

Easements

Nil.

App. D - 13

APPENDIX E:
AFFILIATE TRANSACTIONS

None.

App. E - 1

APPENDIX F:
LIMITED GUARANTY

See attached.

App. F - 1

Schedule 2.5
Seller Consents and Approvals

1.
Notice to the General Partner, SRE North Kent 1 LP Holdings LP, WIFN NK Investor LP and Entegrus Renewable Energy Inc. regarding permitted transfers under the amended and restated limited partnership agreement of the Project Company dated May 2, 2017 between the General Partner, SRE North Kent 1 LP Holdings LP, North Kent Wind 1 LP Holdings, WIFN NK Investor LP and Entegrus Renewable Energy Inc.

2.	Notice to the Administrative Agent (as defined in the Term Loan Agreement) regarding Permitted Transfer (as defined in the Term Loan Agreement) of the Term Loan Agreement.

Schedule 2.5

Schedule 3.5
Purchaser Consents and Approvals

1.	None.

Schedule 3.5

Schedule 4.1(c)
Tax Allocation
Acquired Interests                    Allocation %        Allocation $
34.99% Limited Partnership Interest in            89.14%            $33,702,999.22
North Kent Wind 1 LP
100% interest in                    0.03%            $8,910.90
Pattern North Kent Wind 1 GP Holdings Inc.
WIFN Loan                        10.83%            $3,789,221.32

Schedule 4.1(c) - 1

Schedule 6.4(b)
Control of Defense of Third Party Claims
Not applicable.

Schedule 6.4(b) - 1